                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration no. 333-40787

PROSPECTUS SUPPLEMENT
----------------------------------
(TO PROSPECTUS DATED FEBRUARY 11, 1998)
                                3,000,000 SHARES
                                 [VORNADO LOGO]

              8.5% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                             ----------------------

     We are a fully-integrated real estate investment trust. We are offering and selling our Series B Preferred Shares and will receive all of the net proceeds from the sale of the Series B Preferred Shares.

     Dividends on the Series B Preferred Shares will be cumulative from the date of original issue and payable quarterly, beginning on July 1, 1999, at the rate of 8.5% of the liquidation preference per annum, or $2.125 per Series B Preferred Share.

     Except in certain instances relating to preservation of our status as a real estate investment trust, the Series B Preferred Shares are not redeemable until March 17, 2004. On and after March 17, 2004, we may redeem the Series B Preferred Shares only with the proceeds from certain sales of equity securities at a redemption price of $25.00 per share, plus any accrued and unpaid dividends through the date of redemption. The Series B Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed.

     We intend to file an application to list the Series B Preferred Shares on the New York Stock Exchange.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SERIES B PREFERRED SHARES.
                             ----------------------

                                                          PER
                                                         SHARE                 TOTAL
                                                         -----                 -----
Public Offering Price(1)..............................    $25.00            $75,000,000
Underwriting Discount.................................    $.7875             $2,362,500
Proceeds, before expenses, to Vornado.................  $24.2125            $72,637,500

       (1) Plus accrued dividends from March 17, 1999, if settlement occurs after that date

     The underwriters may also purchase up to an additional 450,000 Series B Preferred Shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Series B Preferred Shares will be ready for delivery in New York, New York on or about March 17, 1999.
                             ----------------------

MERRILL LYNCH & CO.
             MORGAN STANLEY DEAN WITTER
                           PAINEWEBBER INCORPORATED
                                       PRUDENTIAL SECURITIES
                                                SALOMON SMITH BARNEY
                             ----------------------

           The date of this prospectus supplement is March 12, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                   PROSPECTUS SUPPLEMENT

Forward-looking Statements..................................   S-3
Prospectus Supplement Summary...............................   S-4
Selected Financial Data.....................................   S-7
Vornado and the Operating Partnership.......................   S-9
Recent Developments and Results of Operations...............  S-10
Use of Proceeds.............................................  S-12
Consolidated Ratios of Earnings to Combined Fixed Charges
  and Preferred Share
  Dividend Requirements.....................................  S-12
Capitalization..............................................  S-13
Management..................................................  S-15
Description of the Series B Preferred Shares................  S-17
Federal Income Tax Considerations...........................  S-24
Underwriting................................................  S-26
Validity of the Series B Preferred Shares...................  S-28
Experts.....................................................  S-28

                         PROSPECTUS

Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     3
Risk Factors................................................     5
Vornado and the Operating Partnership.......................    12
Use of Proceeds.............................................    12
Consolidated Ratios of Earnings to Combined Fixed Charges
  and Preferred Share
  Dividend Requirements.....................................    13
Description of Debt Securities..............................    14
Description of Shares of Beneficial Interest................    23
Federal Income Tax Considerations...........................    33
Plan of Distribution........................................    44
Experts.....................................................    45
Validity of the Securities..................................    46

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus include and incorporate by reference forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that might cause such a material difference include, but are not limited to: changes in the general economic climate; local conditions such as an oversupply of space or a reduction in demand for real estate in the area; conditions of our tenants; competition from other available space; increased operating costs and interest expense; the timing of and costs associated with property improvements; changes in taxation or zoning laws; government regulations; our failure to continue to qualify as a real estate investment trust; availability of financing on acceptable terms; potential liability under environmental or other laws or regulations; general competitive factors; and failure by us, or by other companies with which we do a significant amount of business, to remediate possible Year 2000 problems in computer software or embedded technology. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See "Risk Factors" in the accompanying prospectus for more information about some of these factors.
                             ---------------------

     You should rely only on the information contained in this prospectus supplement and contained or incorporated by reference in the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following information may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as the documents incorporated by reference in the accompanying prospectus, before making an investment decision. Unless indicated otherwise, the financial and statistical information contained in this prospectus supplement is presented as of September 30, 1998. All references to "we", "our", "us" and "Vornado" in this prospectus supplement and the accompanying prospectus mean Vornado Realty Trust and its consolidated subsidiaries, except where it is made clear that the term means only the parent company. All references to the "Operating Partnership" in this prospectus supplement and the accompanying prospectus mean Vornado Realty L.P. Unless indicated otherwise, all references to areas of properties provided in square feet or cubic feet in this prospectus supplement and the accompanying prospectus are approximations.

                     VORNADO AND THE OPERATING PARTNERSHIP

     Vornado is a fully-integrated real estate investment trust. In April 1997, Vornado transferred substantially all of its assets to the Operating Partnership. As a result, Vornado now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. Vornado is the sole general partner of, and owns an approximately 82% limited partnership interest in, the Operating Partnership as of March 12, 1999.

     The Operating Partnership currently owns directly or indirectly:

     - all or portions of 21 office building properties in the New York City metropolitan area (primarily Manhattan) containing 12.4 million square feet;

     - 59 shopping center properties in seven states and Puerto Rico containing
       12.2 million square feet, including 1.4 million square feet built by tenants on land leased from us;

     - a 60% interest in partnerships that own 101 warehouse facilities nationwide with an aggregate of 529 million cubic feet of refrigerated, frozen and dry storage space;

     - the Merchandise Mart portfolio containing 6.7 million square feet, including the 3.4 million square foot Merchandise Mart in Chicago and the
       1.3 million square foot Market Square Complex in High Point, North Carolina;

     - approximately 29.3% of the outstanding common stock of Alexander's, Inc., which has eight properties in the New York City metropolitan area;

     - an 80% interest in the Hotel Pennsylvania, a New York City hotel which contains 800,000 square feet of space with 1,700 rooms and 400,000 square feet of retail and office space;

     - a 34% limited partnership interest in Charles E. Smith Commercial Realty L.P., a limited partnership which owns interests in and manages 10.7 million square feet of office properties in Crystal City, Arlington, Virginia, a suburb of Washington, D.C., and manages an additional 14.6 million square feet of office and other commercial properties in the Washington, D.C. area;

     - eight warehouse/industrial properties in New Jersey containing 2.0 million square feet; and

     - other real estate and investments.

                                  THE OFFERING

Shares Offered.............  3,000,000 of our Series B Preferred Shares
                             (3,450,000 shares if the underwriters'
                             over-allotment option is exercised in full).

Dividends..................  Dividends on each Series B Preferred Share will be cumulative from the date of original issue and are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing July 1, 1999, at the rate of 8.5% of the liquidation preference per annum, or $2.125 per Series B Preferred Share per annum.

Liquidation Preference.....  $25.00 per share, plus an amount equal to accrued and unpaid dividends (whether or not earned or declared).

Ranking....................  The Series B Preferred Shares will rank senior to our common shares and any other junior stock that we may issue in the future, and equal to our Series A Convertible Preferred Shares and any other parity stock that we may issue in the future, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. Vornado intends to contribute the net proceeds from the offering to the Operating Partnership in exchange for preferred units in the Operating Partnership (with economic terms that mirror the terms of the Series B Preferred Shares). These preferred units will rank, as to distributions and upon liquidation, senior to the Class A Units, Class C Units and Class D Units of limited partnership interest in the Operating Partnership and on a parity with certain other units in the Operating Partnership.

Conversion Rights..........  The Series B Preferred Shares are not convertible into or exchangeable for any other property or any of our other securities.

Redemption at Option of
  Vornado..................  Except in certain instances relating to preservation of our status as a real estate investment trust, the Series B Preferred Shares are not redeemable until March 17, 2004. On and after March 17, 2004, we may redeem the Series B Preferred Shares only with the proceeds from certain sales of equity securities at a redemption price of $25.00 per share, plus any accrued and unpaid dividends through the date of redemption. The Series B Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed.

Voting Rights..............  You will generally have no voting rights. However, if dividends on the Series B Preferred Shares are in arrears for six quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Shares (voting separately as a class with holders of all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will have the right to elect two additional trustees to serve on Vornado's Board of Trustees until such dividend arrearage is eliminated. In addition, certain changes that would be materially adverse to the rights of holders of the Series B Preferred Shares cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding Series B Preferred Shares.

Listing....................  We intend to file an application to list the Series
                             B Preferred Shares on the New York Stock Exchange.

Use of Proceeds............  The Operating Partnership will use the net proceeds to reduce outstanding borrowings under its $1 billion line of credit.

Restrictions on
Ownership..................  In order to maintain Vornado's qualification as a real estate investment trust for federal income tax purposes, ownership by any person of more than 9.9% of the outstanding Series B Preferred Shares is restricted.

Risk Factors...............  See "Risk Factors" beginning on page 5 of the accompanying prospectus for certain considerations relevant to an investment in the Series B Preferred Shares.

                 RECENT DEVELOPMENTS AND RESULTS OF OPERATIONS

     Since January 1, 1998, Vornado completed approximately $2.5 billion of real estate acquisitions and investments.

     Vornado has recently announced its results of operations for the year ended December 31, 1998. Consolidated revenues were $509.9 million for the year ended December 31, 1998, compared to $209.1 million for the previous year. Net income applicable to common shares was $131.2 million, or $1.59 per diluted share, in the year ended December 31, 1998, compared to $45.5 million, or $0.79 per diluted share, for the previous year. Funds from operations were $219.0 million, or $2.65 per diluted share, in the year ended December 31, 1998, compared to $72.6 million, or $1.27 per diluted share, for the previous year. These increases primarily reflect rental revenues from properties acquired in 1998 and the effect of a full year of rental revenues from properties acquired in 1997. In addition, 1997 results reflect an expense of $25.4 million representing the amortization of an officer's employment arrangement and related compensation. Net income applicable to common shares in the year ended December 31, 1998 reflects a net gain of $9.6 million, or $0.12 per share, resulting from an insurance settlement and a condemnation proceeding. This gain is not included in funds from operations.

                            SELECTED FINANCIAL DATA

     The following tables set forth selected historical condensed consolidated financial information for Vornado.

     The selected historical condensed consolidated financial information should be read in conjunction with the Consolidated Financial Statements and notes thereto included in Vornado's Annual Report on Form 10-K for the year ended December 31, 1997, the Consolidated Financial Statements and notes thereto included in Vornado's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and the Condensed Consolidated Pro Forma Financial Statements and notes thereto included in Vornado's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 22, 1999.

                                                   FOR THE NINE
                                                   MONTHS ENDED          YEAR ENDED DECEMBER 31,
                                                  SEPTEMBER 30,    ------------------------------------
                                                       1998            1997         1996        1995
                                                  --------------   ------------   ---------   ---------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
OPERATING DATA
  Revenues:
     Property rentals...........................   $   299,924     $   168,321    $ 87,424    $ 80,429
     Expense reimbursements.....................        53,000          36,652      26,644      24,091
     Other income...............................         6,482           4,158       2,819       4,198
                                                   -----------     -----------    --------    --------
Total revenues..................................       359,406         209,131     116,887     108,718
                                                   -----------     -----------    --------    --------
  Expenses:
     Operating..................................       144,214          74,745      36,412      32,282
     Depreciation and amortization..............        41,605          22,983      11,589      10,790
     General and administrative.................        18,792          13,580       5,167       6,687
     Amortization of officer's deferred
       compensation expense.....................            --          22,917       2,083          --
                                                   -----------     -----------    --------    --------
Total expenses..................................       204,611         134,225      55,251      49,759
                                                   -----------     -----------    --------    --------
Operating income................................       154,795          74,906      61,636      58,959
Income applicable to Alexander's, Inc. .........           806           7,873       7,956       3,954
Income from partially-owned entities............        20,871           4,658       1,855         788
Interest and other investment income............        18,067          23,767       6,643       5,733
Interest and debt expense.......................       (80,536)        (42,888)    (16,726)    (16,426)
Net gain from insurance settlement and
  condemnation proceeding.......................         9,649              --          --          --
Minority interest of unitholders in the
  Operating Partnership.........................       (10,767)         (7,293)         --          --
                                                   -----------     -----------    --------    --------
Net income......................................       112,885          61,023      61,364      53,008
Preferred stock dividends.......................       (16,268)        (15,549)         --          --
                                                   -----------     -----------    --------    --------
Net income applicable to common shares..........   $    96,617     $    45,474    $ 61,364    $ 53,008
                                                   ===========     ===========    ========    ========
  Net income per share -- basic(1)..............   $      1.22     $       .83    $   1.26    $   1.13
  Net income per share -- diluted(1)............   $      1.19     $       .79    $   1.25    $   1.12
  Cash dividends declared for common shares.....   $      1.20     $      1.36    $   1.22    $   1.12
BALANCE SHEET DATA
  Total assets..................................   $ 4,127,720     $ 2,524,089    $565,204    $491,496
  Real estate, at cost..........................     3,012,738       1,564,093     397,298     382,476
  Accumulated depreciation......................       208,943         173,434     151,049     139,495
  Debt..........................................     1,917,564         956,654     232,387     233,353
  Shareholders' equity..........................     1,784,127       1,313,762     276,257     194,274

                                                   FOR THE NINE
                                                   MONTHS ENDED          YEAR ENDED DECEMBER 31,
                                                  SEPTEMBER 30,    ------------------------------------
                                                       1998            1997         1996        1995
                                                  --------------   ------------   ---------   ---------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
OTHER DATA
  Funds from operations(2):
     Net income applicable to common shares.....   $    96,617     $    45,474    $ 61,364    $ 53,008
     Depreciation and amortization of real
       property.................................        41,002          22,413      11,154      10,019
     Straight-lining of property rentals for
       rent escalations.........................       (10,218)         (3,359)     (2,676)     (2,569)
     Leasing fees received in excess of income
       recognized...............................         1,047           1,733       1,805       1,052
     Losses on sale of securities...............            --              --          --         360
     Minority interest in excess of preferential
       distributions............................        (2,701)             --          --          --
     Net gain from insurance settlement and
       condemnation proceeding..................        (9,649)             --          --          --
Proportionate share of adjustments to equity in
  net income of partially-owned entities to
  arrive at funds from operations
  Cold storage companies........................        30,117           4,183          --          --
  Alexander's, Inc. ............................         4,106          (2,471)     (2,331)        539
  Mendik partially-owned office buildings.......         2,819           2,891          --          --
  Hotel Pennsylvania............................         2,475             457          --          --
  Charles E. Smith Commercial Realty L.P........         2,174           1,298          --          --
                                                   -----------     -----------    --------    --------
Funds from operations...........................   $   157,789     $    72,619    $ 69,316    $ 62,409
                                                   ===========     ===========    ========    ========
Cash flow provided by (used in):
  Operating activities..........................   $    99,885     $   110,754    $ 70,703    $ 62,882
  Investing activities..........................    (1,184,759)     (1,064,484)     14,912    (103,891)
  Financing activities..........................       869,773       1,219,988     (15,046)     36,577

---------------
(1) The earnings per share amounts prior to 1997 have been restated to comply with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). For further discussion of earnings per share and the impact of SFAS 128, see the notes to the consolidated financial statements. All share and per share information has also been adjusted for a 2-for-1 common share split in October 1997.

(2) Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs which is disclosed in Vornado's Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of funds from operations. Funds from operations should not be considered as an alternative to net income as an indicator of Vornado's operating performance or as an alternative to cash flows as a measure of liquidity. Management considers funds from operations a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of Vornado to incur and service debt, to make capital expenditures and to fund other cash needs. Funds from operations may not be comparable to similarly titled measures employed by other real estate investment trusts since a number of real estate investment trusts, including Vornado, calculate funds from operations in a manner different from that used by the National Association of Real Estate Investment Trusts ("NAREIT"). Funds from operations, as defined by NAREIT, represents net income applicable to common shares before depreciation and amortization, extraordinary or non-recurring items and gains or losses on sales of real estate. Funds from operations as disclosed above has been modified to adjust for the effect of straight-lining of property rentals for rent escalations and leasing fee income.

                     VORNADO AND THE OPERATING PARTNERSHIP

     Vornado is a fully-integrated real estate investment trust. In April 1997, Vornado transferred substantially all of its assets to the Operating Partnership. As a result, Vornado now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. Vornado is the sole general partner of, and owns an approximately 82% limited partnership interest in, the Operating Partnership as of March 12, 1999.

     The Operating Partnership currently owns directly or indirectly:

     - all or portions of 21 office building properties in the New York City metropolitan area (primarily Manhattan) containing 12.4 million square feet;

     - 59 shopping center properties in seven states and Puerto Rico containing
       12.2 million square feet, including 1.4 million square feet built by tenants on land leased from us;

     - a 60% interest in partnerships that own 101 warehouse facilities nationwide with an aggregate of 529 million cubic feet of refrigerated, frozen and dry storage space;

     - the Merchandise Mart portfolio containing 6.7 million square feet, including the 3.4 million square foot Merchandise Mart in Chicago and the
       1.3 million square foot Market Square Complex in High Point, North Carolina;

     - approximately 29.3% of the outstanding common stock of Alexander's, Inc., which has eight properties in the New York City metropolitan area;

     - an 80% interest in the Hotel Pennsylvania, a New York City hotel which contains 800,000 square feet of space with 1,700 rooms and 400,000 square feet of retail and office space;

     - a 34% limited partnership interest in Charles E. Smith Commercial Realty L.P., a limited partnership which owns interests in and manages 10.7 million square feet of office properties in Crystal City, Arlington, Virginia, a suburb of Washington, D.C., and manages an additional 14.6 million square feet of office and other commercial properties in the Washington, D.C. area;

     - eight warehouse/industrial properties in New Jersey containing 2.0 million square feet; and

     - other real estate and investments.

     The following table sets forth the percentage of our earnings before interest expense, taxes, depreciation and amortization ("EBITDA") represented by property type on a historical and pro forma basis for the nine month period ended September 30, 1998. The pro forma column gives effect to the acquisitions and investments completed by Vornado after January 1, 1998 as if they had occurred on January 1, 1998. See "Recent Developments and Results of Operations" for a discussion of these acquisitions and investments.

                                                               PERCENTAGE OF EBITDA
                                                              -----------------------
PROPERTY TYPE                                                 HISTORICAL    PRO FORMA
-------------                                                 ----------    ---------
Office buildings............................................      36%           44%
Shopping centers............................................      28%           19%
Cold storage................................................      20%           15%
Merchandise mart............................................       9%           10%
Industrial..................................................       1%            1%
Investment in Alexander's, Inc..............................       3%            2%
Other.......................................................       3%            9%
                                                                 ---           ---
                                                                 100%          100%
                                                                 ===           ===

     The percentage of our EBITDA generated by properties located in the Greater Metropolitan New York City area was approximately 60% on a historical basis and approximately 49% on a pro forma basis for the nine month period ended September 30, 1998.

                 RECENT DEVELOPMENTS AND RESULTS OF OPERATIONS

ACQUISITIONS AND INVESTMENTS

     Since January 1, 1998, Vornado completed approximately $2.5 billion of real estate acquisitions and investments. The following table lists in chronological order these acquisitions and investments:

                                                                                                TOTAL
               TRANSACTION                 PROPERTY TYPE             DESCRIPTION            CONSIDERATION
-----------------------------------------  -------------   -------------------------------  -------------
                                                                                            (IN MILLIONS)
Westport Corporate Office Park...........  Office          Office buildings in Westport,       $   14
                                                           Connecticut containing 121,000
                                                           square feet
One Penn Plaza...........................  Office          57 story Manhattan office              410
                                                           building containing 2.35
                                                           million square feet
150 East 58th Street.....................  Office          39 story Manhattan office              118
                                                           building containing 550,000
                                                           square feet
The Merchandise Mart Properties..........  Office,         Office, retail and trade               630
                                           retail and      showroom space in Chicago &
                                           trade           Washington, D.C. containing 5.4
                                           showroom        million square feet, including
                                                           the Merchandise Mart in Chicago
570 Lexington (additional investment)....  Office          Increased interest from 5.6% to         37
                                                           50% in 49 story Manhattan
                                                           office building containing
                                                           435,000 square feet
Hotel Pennsylvania (additional                             Increased interest from 40% to          70
  investment)............................  Hotel           80% in Manhattan hotel
                                                           containing 800,000 square feet
                                                           of hotel space (1,700 rooms)
                                                           and 400,000 square feet of
                                                           retail and office space
40 Fulton Street.........................  Office          29 story Manhattan office               55
                                                           building containing 234,000
                                                           square feet
888 Seventh Avenue.......................  Office          46 story Manhattan office              100
                                                           building containing 847,000
                                                           square feet
Freezer Services, Inc....................  Cold storage    60% interest in nine cold              133
                                                           storage warehouses in the
                                                           Midwestern United States
Carmar Group.............................  Cold storage    60% interest in five cold              158
                                                           storage warehouses in the
                                                           Midwestern and Southwestern
                                                           United States
770 Broadway.............................  Office          Manhattan office building              149
                                                           containing 1.0 million square
                                                           feet
Newkirk Joint Ventures...................  Various         30% interest in various joint           56
                                                           ventures

                                                                                                TOTAL
               TRANSACTION                 PROPERTY TYPE             DESCRIPTION            CONSIDERATION
-----------------------------------------  -------------   -------------------------------  -------------
                                                                                            (IN MILLIONS)
20 Broad Street..........................  Office          60% interest in Manhattan                1
                                                           office building containing
                                                           459,000 square feet
689 Fifth Avenue.........................  Retail/office   Specialty building in New York          33
                                                           City containing 84,000 square
                                                           feet
Las Catalinas Mall.......................  Retail          Interest in mall in Caguas,             38
                                                           Puerto Rico containing 485,000
                                                           square feet
Mendik RELP Properties...................  Office          Remaining interest in Two Park         106
                                                           Avenue, a Manhattan office
                                                           building containing 946,000
                                                           square feet
                                                           Leasehold interest in the Saxon
                                                           Woods Corporate Center in
                                                           Harrison, New York containing
                                                           232,000 square feet
                                                           Leasehold interest in 330 West
                                                           34th Street, a Manhattan office
                                                           building containing 637,000
                                                           square feet
Market Square Complex....................  Trade           Market Square, Hamilton Market,        115
                                           showrooms       Furniture Plaza, National
                                                           Furniture Mart and the High
                                                           Point Holiday Inn hotel in High
                                                           Point, North Carolina
                                                           containing an aggregate of 1.3
                                                           million square feet
Charles E. Smith Commercial Realty L.P.
  (additional investment)................  Office          Increased interest from 9.6% to        242
                                                           34% in a partnership that owns
                                                           interests in and manages 10.7
                                                           million square feet of office
                                                           properties in Crystal City,
                                                           Arlington, Virginia and manages
                                                           additional office and other
                                                           commercial properties in the
                                                           Washington, D.C. area
Crystal City land........................  Hotel           Land underlying a Marriott               8
                                                           Hotel in Crystal City, Virginia
Newkirk Joint Ventures
  (additional investment)................  Various         30% interest in various joint           52
                                                           ventures
                                                                                               ------
          Total Acquisitions and                                                               $2,525
            Investments..................
                                                                                               ======

RESULTS OF OPERATIONS FOR 1998

     Consolidated revenues were $509.9 million for the year ended December 31, 1998, compared to $209.1 million for the previous year. Net income applicable to common shares was $131.2 million, or $1.59 per diluted share, in the year ended December 31, 1998, compared to $45.5 million, or $0.79 per diluted share, for the previous year. Funds from operations were $219.0 million, or $2.65 per diluted share, in the year ended December 31, 1998, compared to $72.6 million, or $1.27 per diluted share, for the previous year. These increases primarily reflect rental revenues from properties acquired in 1998 and the effect of a full year of rental revenues from properties acquired in 1997. In addition, 1997 results reflect an expense of $25.4 million representing the amortization of an officer's employment arrangement and related compensation. Net income applicable to common shares in the year ended December 31, 1998 reflects a net gain of $9.6 million, or $0.12 per share, resulting from an insurance settlement and a condemnation proceeding. This gain is not included in funds from operations.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Series B Preferred Shares are estimated to be approximately $72,232,500, after deducting underwriting discounts and offering expenses payable by Vornado (approximately $83,128,125 if the underwriters' over-allotment option is exercised in full).

     Vornado intends to contribute the net proceeds to the Operating Partnership in exchange for a number of preferred limited partnership units (the "Corresponding Preferred Units") in the Operating Partnership equal to the number of Series B Preferred Shares offered and sold hereby. The Operating Partnership will use the net proceeds to reduce outstanding borrowings under its $1 billion line of credit. As of March 12, 1999, approximately $682,250,000 was outstanding under the line of credit, which loan bore interest at a floating rate equal to 5.87% per annum (LIBOR plus 0.90%) as of such date. Pending such use, the net proceeds may be invested in short-term income-producing investments. The Corresponding Preferred Units will have a distribution preference equal to the distribution preference on the Series B Preferred Shares and will rank, as to distributions and upon liquidation, senior to the Class A Units, Class C Units and Class D Units of limited partnership interest in the Operating Partnership and on a parity with certain other units in the Operating Partnership. See "Description of the Series B Preferred Shares -- Ranking" for information about the ranking of the Corresponding Preferred Units.

     The sale of the Series B Preferred Shares offered hereby is not subject to the consummation of any of the acquisitions or investments described in this prospectus supplement, nor are any of such acquisitions or investments subject to the prior sale of the Series B Preferred Shares.

                       CONSOLIDATED RATIOS OF EARNINGS TO
        COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

     Vornado's consolidated ratio of earnings to combined fixed charges and preferred share dividend requirements for the nine months ended September 30, 1998 was 1.99, and for the year ended December 31, 1997 was 1.76. For purposes of computing these ratios,

     - earnings represent income from continuing operations before income taxes, plus fixed charges, and

     - fixed charges represent interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

     For information on Vornado's consolidated ratios of earnings to combined fixed charges and preferred share dividend requirements for prior years, see "Consolidated Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividend Requirements" in the accompanying prospectus.

                                 CAPITALIZATION

     The following table sets forth Vornado's consolidated capitalization as of September 30, 1998: (i) on a historical basis; (ii) as adjusted to give pro forma effect to its acquisitions of the Mendik Real Estate Limited Partnership properties, the Market Square Complex and 888 Seventh Avenue and its additional investments in Charles E. Smith Commercial Realty L.P. and the Newkirk Joint Ventures and financings attributable thereto (the "Acquisitions"); and (iii) as adjusted to give pro forma effect to the Acquisitions and the issuance of the Series B Preferred Shares offered hereby and the application of the estimated net proceeds of the offering as described under "Use of Proceeds" in this prospectus supplement. See "Recent Developments and Results of Operations" and "Use of Proceeds" in this prospectus supplement and the Consolidated Financial Statements and the notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 31, 1997, our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and our Current Reports on Form 8-K incorporated by reference in the accompanying prospectus.

                                                                   SEPTEMBER 30, 1998
                                                --------------------------------------------------------
                                                                                        AS ADJUSTED FOR
                                                                 AS ADJUSTED FOR        THE ACQUISITIONS
                                                  ACTUAL         THE ACQUISITIONS       AND THE OFFERING
                                                ----------    ----------------------    ----------------
                                                              (DOLLARS IN THOUSANDS)
Debt(1)
  Notes and mortgages payable.................  $1,234,314          $1,405,914             $1,405,914
  Revolving credit facility...................     683,250             759,250                687,017
                                                ----------          ----------             ----------
                                                 1,917,564           2,165,164              2,092,931
                                                ----------          ----------             ----------
Minority interest.............................     302,549             637,484                637,484
                                                ----------          ----------             ----------
Shareholders' equity:
  Preferred shares of beneficial interest:
     no par value per share; authorized
     20,000,000 shares:
     Series A Convertible Preferred Shares,
       liquidation preference $50 per share;
       authorized 5,800,000 shares; issued
       5,789,239 shares.......................     282,039             282,039                282,039
     Series B Cumulative Redeemable Preferred
       Shares, liquidation preference $25 per
       share; authorized 3,450,000 shares;
       issued 0, 0 and 3,000,000 shares.......          --                  --                 75,000
     Series D-1 Cumulative Redeemable
       Preferred Shares, liquidation
       preference $25 per share; authorized
       3,500,000 shares; issued 0 shares(3)...          --                  --                     --
  Common shares of beneficial interest:
     $.04 par value per share; authorized
     125,000,000 shares; issued 84,222,096,
     85,064,296 and 85,064,296 shares(2)......       3,369               3,403                  3,403
  Additional Capital..........................   1,623,877           1,652,843              1,650,076
  Accumulated deficit.........................    (107,375)           (107,375)              (107,375)
  Unrealized loss on securities available for
     sale.....................................      (2,429)             (2,429)                (2,429)

                                                                   SEPTEMBER 30, 1998
                                                --------------------------------------------------------
                                                                                        AS ADJUSTED FOR
                                                                 AS ADJUSTED FOR        THE ACQUISITIONS
                                                  ACTUAL         THE ACQUISITIONS       AND THE OFFERING
                                                ----------    ----------------------    ----------------
                                                              (DOLLARS IN THOUSANDS)
  Appreciation of securities held in officer's
     deferred compensation trust..............     (10,464)            (10,464)               (10,464)
  Due from officers for purchase of common
     shares of beneficial interest............      (4,890)             (4,890)                (4,890)
                                                ----------          ----------             ----------
Total shareholders' equity....................   1,784,127           1,813,127              1,885,360
                                                ----------          ----------             ----------
Total capitalization..........................  $4,004,240          $4,615,775             $4,615,775
                                                ==========          ==========             ==========

------------
(1) All issuances of debt are at the Operating Partnership level.

(2) Excludes 11,956,306, 15,879,410 and 8,018,328 Common Shares, respectively, reserved for issuance (i) upon the exercise of outstanding options, (ii) upon the conversion of outstanding units in the Operating Partnership (such underlying Common Shares are reflected under "Minority Interest" in the Capitalization table), and (iii) upon the conversion of outstanding Series A Convertible Preferred Shares.

(3) The Series D-1 Preferred Shares may be issued, at Vornado's option, to satisfy requests for redemption of the Operating Partnership's Series D-1 Preferred Units. See "Description of the Series B Preferred
    Shares -- Ranking".

                                   MANAGEMENT

     The following table sets forth certain information with respect to the trustees and senior management of Vornado:

NAME                                                 PRINCIPAL POSITION
----                                                 ------------------
Steven Roth(1)....................  Chairman of the Board and Chief Executive Officer
Michael D. Fascitelli(1)..........  President and Trustee
David Mandelbaum(2)...............  Trustee
Stanley Simon(1)(2)(3)............  Trustee
Ronald Targan.....................  Trustee
Richard West(2)(3)................  Trustee
Russell Wight, Jr.(1).............  Trustee
Joseph Macnow.....................  Executive Vice President -- Finance and
                                    Administration
Irwin Goldberg....................  Vice President -- Chief Financial Officer
David R. Greenbaum................  Chief Executive Officer of the Mendik Division
Joseph E. Hakim...................  Chief Executive Officer of the Merchandise Mart
                                    Division
Daniel F. McNamara................  Chief Executive Officer of the Cold Storage Division
                                    (AmeriCold Logistics)
Richard T. Rowan..................  Vice President -- Retail Real Estate Division

---------------
     (1) Member of the Executive Committee of the Board of Vornado.

     (2) Member of the Audit Committee of the Board of Vornado.

     (3) Member of the Compensation Committee of the Board of Vornado.

     Mr. Roth has been Chairman of the Board and Chief Executive Officer of Vornado since May 1989 and Chairman of the Executive Committee of the Board of Vornado since April 1980. Since 1968, he has been a general partner of Interstate Properties ("Interstate") and, more recently, he has been managing general partner. On March 2, 1995, he became Chief Executive Officer of Alexander's, Inc. ("Alexander's"). Mr. Roth is also a director of Alexander's and Capital Trust and Chairman of the Board and Chief Executive Officer of Vornado Operating Company, which is an operating company that was spun off from Vornado in October 1998 ("Vornado Operating").

     Mr. Fascitelli became the President and a Trustee of Vornado on December 2, 1996. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman, Sachs & Co., in charge of its real estate practice. He is also a director of Alexander's and a director and President of Vornado Operating.

     Mr. Mandelbaum has been a member of Mandelbaum & Mandelbaum, P.C. since 1967. Since 1968, he has been a general partner of Interstate. Mr. Mandelbaum is also a director of Alexander's.

     Mr. Simon has been the owner of Stanley Simon and Associates since 1958. Mr. Simon is also a director of General Microwave Corporation.

     Mr. Targan has been President of Malt Products Corporation of New Jersey since 1962. Since 1964, he has been a member of the law firm of Schechner and Targan, P.A.

     Mr. West is Dean Emeritus at the Leonard N. Stern School of Business, New York University. He was a professor there from September 1984 to September 1995. He was also Dean from September 1984 until August 1993. Mr. West is also a director or a trustee of Vornado Operating, Alexander's, Smith-Corona, Inc., Bowne & Co., Inc. and various investment companies managed by Merrill Lynch Assets Management, Inc., an affiliate of Merrill Lynch & Co.

     Mr. Wight has been a general partner of Interstate since 1968. Mr. Wight is also a director of Alexander's, Vornado Operating and Insituform Technologies, Inc.

     Mr. Macnow has been Executive Vice President -- Finance and Administration of Vornado since January 1998. From 1985 to 1998, Mr. Macnow was Vice
President -- Chief Financial Officer of Vornado and from 1982 until 1998 he was Controller of Vornado.

     Mr. Goldberg has been Vice President -- Chief Financial Officer of Vornado since January 1998. From 1978 to January 1998, Mr. Goldberg was a partner at Deloitte & Touche LLP.

     Mr. Greenbaum has been Chief Executive Officer of the Mendik Division of Vornado since October 1998. From April 1997 (the date of Vornado's acquisition) to October 1998, Mr. Greenbaum was the President of the Mendik Division. Prior to that time, Mr. Greenbaum served as President of The Mendik Company (the predecessor to the Mendik Division).

     Mr. Hakim has been Chief Executive Officer of the Merchandise Mart Division of Vornado since April 1998. From 1990 to April 1998 (the date of Vornado's acquisition), Mr. Hakim was President and Chief Executive Officer of Merchandise Mart Properties, Inc., the main operating subsidiary of Joseph P. Kennedy Enterprises, Inc. (the predecessor to the Merchandise Mart Division), and from 1992 to April 1998 he was Chief Executive Officer and a director of Joseph P. Kennedy Enterprises, Inc. He is also a director of Bradley Real Estate, Inc.

     Mr. McNamara has been Chief Executive Officer of the Cold Storage Division of Vornado (AmeriCold Logistics) since October 1997 (the date of Vornado's acquisition). From March 1996 to October 1997, Mr. McNamara was Chief Executive Officer of URS Logistics, Inc. (one of the predecessors to the Cold Storage Division). Prior to that time, Mr. McNamara was Executive Vice President and Chief Operating Officer of Value Rent-A-Car, a wholly-owned subsidiary of Mitsubishi Motors.

     Mr. Rowan has been Vice President -- Retail Real Estate Division since June 1981.

                  DESCRIPTION OF THE SERIES B PREFERRED SHARES

     The summary of certain terms and provisions of the 8.5% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share (the "Series B Preferred Shares"), of Vornado contained in this prospectus supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of Vornado's Declaration of Trust, as amended and restated (the "Declaration of Trust"), Vornado's Bylaws and the Articles Supplementary setting forth the particular terms of the Series B Preferred Shares (the "Articles Supplementary"), copies of which are filed as exhibits to the registration statement of which the accompanying prospectus forms a part and are available from us. The following description of the particular terms of the Series B Preferred Shares supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Vornado's preferred shares of beneficial interest, no par value per share ("Preferred Shares"), set forth in the accompanying prospectus, to which description reference is hereby made.

GENERAL

     The Declaration of Trust currently authorizes the issuance of up to 290,000,000 shares, consisting of 125,000,000 common shares of beneficial interest, par value $.04 per share ("Common Shares"), 20,000,000 Preferred Shares and 145,000,000 excess shares of beneficial interest, par value $.04 per share ("Excess Shares"). The Preferred Shares may be issued from time to time in one or more series, without shareholder approval, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof as shall be established by the Board of Trustees.

     As permitted by Maryland law, the Declaration of Trust authorizes the Board of Trustees, without any action by the shareholders of Vornado, to amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that Vornado is authorized to issue. The effect of this provision in the Declaration of Trust is to permit the Board of Trustees, without shareholder action, to increase or decrease (a) the total number of authorized shares of beneficial interest of Vornado and/or (b) the number of authorized shares of beneficial interest of any one or more classes. Maryland law permits a real estate investment trust to have shares of beneficial interest that are assigned to a particular class as well as shares that are not assigned to a particular class but are available to be classified by the Board of Trustees at a later time. Thus, the total number of authorized shares of beneficial interest may exceed the total number of authorized shares of all classes. Currently, all of the authorized shares of beneficial interest of Vornado are assigned to one of the three classes set forth above.

     Prior to the Offering, the Board of Trustees will amend the Declaration of Trust to classify 3,450,000 of its authorized Preferred Shares as Series B Preferred Shares and authorize the issuance thereof. When issued, the Series B Preferred Shares will be validly issued, fully paid and nonassessable. The holders of Series B Preferred Shares will have no preemptive rights with respect to any shares of beneficial interest of Vornado or any other securities of Vornado convertible into or carrying rights or options to purchase any such shares. The Series B Preferred Shares will not be subject to any sinking fund or other obligations of Vornado to redeem or retire the Series B Preferred Shares. Unless redeemed by Vornado, the Series B Preferred Shares will have a perpetual term, with no maturity.

     Vornado's income (including income available for distribution on the Series B Preferred Shares) consists primarily of its share of the income of the Operating Partnership, and Vornado's cash flow consists primarily of its share of distributions from the Operating Partnership. Distributions by the Operating Partnership are determined by the Board of Trustees and are dependent on a number of factors, including funds from operations available for distribution, the Operating Partnership's financial condition, any decision by the Board of Trustees to reinvest funds rather than to distribute such funds, the Operating Partnership's capital expenditures, the annual distribution requirements under the real estate investment trust ("REIT") provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and such other factors as the Board of Trustees deems relevant. See "Risk
Factors -- Dependence on Dividends and Distributions of Subsidiaries" in the accompanying prospectus for further information regarding the availability of income to Vornado.

     We intend to file an application to list the Series B Preferred Shares on the New York Stock Exchange. See "Underwriting" for a discussion of the expected trading of the Series B Preferred Shares on the New York Stock Exchange.

RANKING

     The Series B Preferred Shares will rank senior to the Junior Stock (as defined under "-- Dividends" below), including the Common Shares, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. While any Series B Preferred Shares are outstanding, Vornado may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Series B Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Series B Preferred Shares and all other shares of Voting Preferred Shares (as defined under "-- Voting Rights" below), voting as a single class. However, Vornado may create additional classes of stock, increase the authorized number of Preferred Shares or issue series of Preferred Shares ranking on a parity with the Series B Preferred Shares with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up (a "Parity Stock") without the consent of any holder of Series B Preferred Shares. See "--Voting Rights" below for a discussion of the voting rights applicable if we seek to create any stock senior to the Series B Preferred Shares.

     The Series B Preferred Shares, Vornado's $3.25 Series A Convertible Preferred Shares of Beneficial Interest, liquidation preference $50.00 per share (the "Series A Preferred Shares"), and Vornado's Series D-1 8.5% Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share (the "Series D-1 Preferred Shares"), are Parity Stock with respect to each other. As of February 23, 1999, there were 5,789,239 Series A Preferred Shares outstanding and no Series D-1 Preferred Shares outstanding. The Series D-1 Preferred Shares may be issued, at Vornado's option, to satisfy requests for redemption of the Operating Partnership's Series D-1 Preferred Units.

     Vornado intends to contribute the net proceeds of the offering of the Series B Preferred Shares to the Operating Partnership in exchange for a number of preferred limited partnership units (the "Corresponding Preferred Units") in the Operating Partnership equal to the number of Series B Preferred Shares offered and sold hereby. The Corresponding Preferred Units to be acquired by Vornado will substantially mirror the economic terms of the Series B Preferred Shares and will rank senior to the Class A Units, Class C Units and Class D Units of limited partnership interest in the Operating Partnership with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of the Operating Partnership. The Corresponding Preferred Units will rank on a parity with the Operating Partnership's Series A Preferred Units (which substantially mirror the economic terms of the Series A Preferred Shares), Series B-1 Convertible Preferred Units, Series B-2 Restricted Preferred Units, Series C-1 Preferred Units, Series D-1 Preferred Units and Series E-1 Convertible Preferred Units and any other units designated as "Parity Units", in each case with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of the Operating Partnership, without preference or priority one over the other, except that:

     - For so long as the Class C Units are outstanding, the Series B-1 Convertible Preferred Units, Series B-2 Restricted Preferred Units, Series C-1 Preferred Units, Series D-1 Preferred Units and Series E-1 Convertible Preferred Units shall not rank senior to the Class C Units as to preferential distributions or redemption or voting rights. The Class C Units automatically will be converted into Class A Units at such time as all holders of Class A Units have received quarterly distributions equal to $.4225 per unit per quarter for four consecutive quarters.

     - In addition, for so long as the Class D Units are outstanding, the Series B-1 Convertible Preferred Units, Series B-2 Restricted Preferred Units, Series C-1 Preferred Units, Series D-1 Preferred

       Units and Series E-1 Convertible Preferred Units shall not rank senior to the Class D Units as to preferential distributions or redemption or voting rights. The Class D Units automatically will be converted into Class A Units at such time as all holders of Class A Units have received quarterly distributions equal to $.50375 per unit per quarter for four consecutive quarters.

As of March 3, 1999, there were outstanding 5,789,239 Series A Preferred Units, 899,566 Series B-1 Convertible Preferred Units, 449,783 Series B-2 Restricted Preferred Units, 747,912 Series C-1 Preferred Units, 3,500,000 Series D-1 Preferred Units, 4,998,000 Series E-1 Convertible Preferred Units, 3,534,098 Class C Units and 1,340,011 Class D Units. The Series A Preferred Units and the Series C-1 Preferred Units have a liquidation preference of $50.00 per unit and an annual distribution rate of $3.25 per unit. The Series B-1 Convertible Preferred Units and Series B-2 Restricted Preferred Units have a liquidation preference of $50.00 per unit and annual distribution rates of $2.50 per Series B-1 Convertible Preferred Unit and $4.00 per Series B-2 Restricted Preferred Unit. The Series D-1 Preferred Units have a liquidation preference equal to their capital account per unit and an annual distribution rate of $2.125 per unit. The capital account of the Series D-1 Preferred Units is equal to an original capital contribution of $25.00 per Series D-1 Preferred Unit, adjusted from time to time to reflect the Operating Partnership's income, gains, losses and deductions that are allocated to the Series D-1 Preferred Units and actual or deemed distributions to, or capital contributions by, the holders of Series D-1 Preferred Units. The Series E-1 Convertible Preferred Units have a liquidation preference of $50.00 per unit and an annual distribution rate of (a) $3.00 per unit for distributions paid in respect of the period from the date of issuance through, but excluding, the first anniversary of that date, (b) $3.125 per unit for distributions paid in respect of the period from the first anniversary of the date of issuance through, but excluding, the second anniversary of that date, (c) $3.25 per unit for distributions paid in respect of the period from the second anniversary of the date of issuance through, but excluding, the seventh anniversary of the date of issuance and (d) $3.375 per unit for distributions paid in respect of any period thereafter.

     The Operating Partnership may create additional classes of Parity Units or issue series of Parity Units without the consent of any holder of Series B Preferred Shares.

DIVIDENDS

     Holders of Series B Preferred Shares will be entitled to receive, when, as and if authorized by the Board of Trustees of Vornado, out of funds of Vornado legally available for payment, cumulative cash dividends at the rate per annum of 8.5% per share on the liquidation preference thereof (equivalent to $2.125 per Series B Preferred Share per annum). Dividends on each Series B Preferred Share will be cumulative from the date of original issue and are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing July 1, 1999 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Trustees), at such annual rate. Each such dividend is payable to holders of record as they appear on the stock records of Vornado at the close of business on such record dates, not exceeding 30 days preceding the payment dates thereof as shall be fixed by the Board of Trustees of Vornado. Dividends are cumulative from the most recent dividend payment date to which dividends have been paid, whether or not in any dividend period or periods there shall be funds of Vornado legally available for the payment of such dividends. Accumulations of dividends on Series B Preferred Shares will not bear interest. Dividends payable on the Series B Preferred Shares for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series B Preferred Shares for each full dividend period will be computed by dividing the annual dividend rate by four.

     No dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series B Preferred Shares for all prior dividend periods; provided, however, that if accrued dividends on the Series B Preferred Shares for all prior dividend periods have not been paid in full then any dividend declared on the Series B Preferred Shares for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Series B Preferred Shares and such Parity Stock.

     Vornado will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (as defined below) (other than in shares of Junior Stock) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of Vornado or any subsidiary, a conversion into or exchange for Junior Stock or redemptions for the purpose of preserving Vornado's qualification as a REIT), unless (A) all cumulative dividends with respect to the Series B Preferred Shares and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series B Preferred Shares and any Parity Stock.

     As used herein, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, and (ii) the term "Junior Stock" means the Common Shares, and any other class of capital stock of Vornado now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to the Series B Preferred Shares.

REDEMPTION

     Except as otherwise provided under the Declaration of Trust to protect Vornado's status as a REIT, Series B Preferred Shares will not be redeemable by Vornado prior to March 17, 2004. On and after March 17, 2004, the Series B Preferred Shares will be redeemable at the option of Vornado upon not less than 30 nor more than 60 days' written notice, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per Series B Preferred Share, plus any accrued and unpaid dividends to the date fixed for redemption. The redemption price of the Series B Preferred Shares (other than any portion consisting of accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by Vornado or the Operating Partnership of other capital shares of Vornado or the Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common shares, preferred shares, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing of or in Vornado or the Operating Partnership.

     Vornado will give notice of redemption by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares at their respective addresses as they appear on Vornado's share transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given. Each notice will state:

     - the redemption date;

     - the redemption price;

     - the number of Series B Preferred Shares to be redeemed;

     - the place or places where the certificates representing the Series B Preferred Shares are to be surrendered for payment of the redemption price; and

     - that distributions on the shares to be redeemed will cease to accrue on such redemption date.

     If fewer than all the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of Series B Preferred Shares to be redeemed from such holder. If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by Vornado.

     On the redemption date, Vornado must pay on each Series B Preferred Share to be redeemed any accrued and unpaid dividends, in arrears, for any dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of Series B Preferred Shares at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares prior to such dividend payment date. Except as provided for in the preceding sentence, no payment or allowance will be made for accrued dividends on any Series B Preferred Shares called for redemption.

     If full cumulative dividends on the Series B Preferred Shares and any Parity Stock have not been paid or declared and set apart for payment, the Series B Preferred Shares may not be redeemed in part and Vornado may not purchase, redeem or otherwise acquire Series B Preferred Shares or any Parity Stock other than in exchange for Junior Stock; provided, however, that the foregoing shall not prevent the purchase by Vornado of Excess Shares in order to ensure that Vornado continues to meet the requirements for qualification as a REIT. See "-- Restrictions on Ownership" for a discussion of such purchases of Excess Shares by Vornado.

     On and after the date fixed for redemption, provided that Vornado has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the Series B Preferred Shares called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related payment date, holders of Series B Preferred Shares on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series B Preferred Shares shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

LIQUIDATION PREFERENCE

     The holders of Series B Preferred Shares will be entitled to receive in the event of any liquidation, dissolution or winding up of Vornado, whether voluntary or involuntary, $25.00 per Series B Preferred Share (the "Liquidation Preference") plus an amount per Series B Preferred Share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, and no more.

     Until the holders of the Series B Preferred Shares have been paid the Liquidation Preference and all accrued and unpaid dividends in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of Vornado. If, upon any liquidation, dissolution or winding up of Vornado, the assets of Vornado, or proceeds thereof, distributable among the holders of the Series B Preferred Shares are insufficient to pay in full the Liquidation Preference and all accrued and unpaid dividends and the liquidation preference and all accrued and unpaid dividends with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of Series B Preferred Shares and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such Series B Preferred Shares and any such Parity Stock if all amounts payable thereon were paid in full. None of (i) a consolidation or merger of Vornado with another corporation, (ii) a statutory share exchange by Vornado or (iii) a sale or transfer of all or substantially all of Vornado's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of Vornado.

VOTING RIGHTS

     Except as indicated below, the holders of Series B Preferred Shares will have no voting rights.

     If and whenever six quarterly dividends (whether or not consecutive) payable on the Series B Preferred Shares or any other Parity Stock are in arrears, whether or not earned or declared, the number of trustees then constituting the Board of Trustees of Vornado will be increased by two and the holders of Series B Preferred Shares, voting together as a class with the holders of any other series of Parity Stock (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional trustees to serve on Vornado's Board of Trustees at an annual meeting of shareholders or a properly called special meeting of the holders of the Series B Preferred Shares and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Series B Preferred Shares and such other Voting Preferred Shares have been paid or declared and set aside for payment.

     The approval of two-thirds of the outstanding Series B Preferred Shares and all other series of Voting Preferred Shares, acting as a single class regardless of Series either at a meeting of shareholders or by written consent, is required in order (i) to amend the Declaration of Trust and Articles Supplementary to affect materially and adversely the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the holders of the Series B Preferred Shares or the Voting Preferred Shares, (ii) enter into a share exchange that affects the Series B Preferred Shares, or consolidate the Company with or merge the Company with another entity, unless in each such case each Series B Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series B Preferred Shares (except for changes that do not materially and adversely affect the holders of Series B Preferred Shares), or (iii) to authorize, create, or increase the authorized amount of, any class of stock having rights senior to the Series B Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the series of Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series affected is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the Preferred Shares as a class). However, Vornado may create additional classes of Parity and Junior Stock, increase the authorized number of shares of Parity and Junior Stock and issue additional series of Parity and Junior Stock without the consent of any holder of Series B Preferred Shares.

CONVERSION RIGHTS

     The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of Vornado.

RESTRICTIONS ON OWNERSHIP

     For Vornado to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). For this reason, among others, the Declaration of Trust and the Articles Supplementary contain provisions that restrict the ownership and transfer of shares of beneficial interest. With certain exceptions, the Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding Preferred Shares of any series or more than 2.0% of the outstanding Common Shares. The Board of Trustees has adopted a resolution raising the ownership limit with respect to the Common Shares from 2.0% to 6.7%. Shares owned in excess of such limits shall be deemed Excess Shares pursuant to Vornado's Declaration of Trust, in which case the holder will lose certain ownership rights with respect to such shares and Vornado will have the right to purchase such Excess Shares from the holder. For a more detailed discussion of the restrictions on ownership of the shares of beneficial interest, see "Description of Shares of Beneficial
Interest -- Description of Preferred Shares -- Restrictions on Ownership" in the accompanying prospectus.

TRANSFER AGENT, REGISTRAR, DIVIDEND DISBURSING AGENT AND REDEMPTION AGENT

     The transfer agent, registrar, dividend disbursing agent and redemption agent for the Series B Preferred Shares is First Union National Bank, Charlotte, North Carolina.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion supplements, and, to the extent inconsistent therewith, amends, the discussion set forth in the accompanying prospectus under the heading "Federal Income Tax Considerations -- Taxation of Holders of Common Shares or Preferred Shares".

REDEMPTION OF SERIES B PREFERRED SHARES

     A redemption of Series B Preferred Shares will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of Vornado's current or accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's share interest in Vornado or
(iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, Common Shares and Preferred Shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as Common Shares and Preferred Shares actually owned by the holder, must generally be taken into account. If a particular holder of Series B Preferred Shares owns no Common Shares or other Preferred Shares (actually or constructively), or an insubstantial percentage of such shares, a redemption of Series B Preferred Shares of that holder is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series B Preferred Shares depends upon the facts and circumstances at the time that the determination must be made, prospective holders of Series B Preferred Shares are advised to consult their own tax advisors to determine such tax treatment.

     If a redemption of Series B Preferred Shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, such holder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received, and (ii) the holder's adjusted basis in the Series B Preferred Shares for tax purposes. Such gain or loss will be capital gain or loss if the Series B Preferred Shares have been held as a capital asset, and will be long-term gain or loss if such Series B Preferred Shares have been held for more than one year. To the extent that a redemption of Series B Preferred Shares held by a Non-U.S. Shareholder is treated as a taxable sale or exchange, such holder will be subject to tax in the manner described in the accompanying prospectus under the heading "Federal Income Tax Considerations -- Taxation of Holders of Common Shares or Preferred Shares -- Non-U.S. Shareholders -- Sale of Shares."

     If a redemption of Series B Preferred Shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed Series B Preferred Shares for tax purposes will be transferred to the holder's remaining shares of Vornado. If the holder owns no other shares of Vornado, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

CHANGES IN HOLDING PERIODS FOR CAPITAL GAINS

     You should be aware that recent legislation altered the taxation of capital gain income.

     - In general, the maximum rate of tax on net capital gains of individual U.S. Shareholders from the sale or exchange of assets held for more than 12 months has been reduced to 20%.

     - Subject to certain limitations, capital gains dividends from Vornado received by individual U.S. Shareholders may be eligible for 20% or 25% capital gains rates of taxation.

WITHHOLDING REGULATIONS

     The Withholding Regulations described in the accompanying prospectus under the headings "Federal Income Tax Considerations -- Taxation of Holders of Common Shares or Preferred Shares -- Non-U.S. Shareholders -- Treaty Benefits" are to be effective for payments made after December 31, 1999.

PRESIDENT CLINTON'S TAX PROPOSALS

     President Clinton's fiscal year 2000 budget plan contains a number of proposals that could affect the way Vornado conducts its business. At this time it is unclear whether these proposals will be enacted into law and, if enacted into law, the exact form these proposals would take and the effect that they would have upon Vornado's operations.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters named below has severally agreed to purchase from us, the respective number of Series B Preferred Shares set forth after its name below. The obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the shares if they purchase any.

                                                                  NUMBER OF
                                                                   SERIES B
                                                               PREFERRED SHARES
UNDERWRITER                                                    ----------------
             ----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated..................................         500,000
Morgan Stanley & Co. Incorporated..........................         500,000
PaineWebber Incorporated...................................         500,000
Prudential Securities Incorporated.........................         500,000
Salomon Smith Barney Inc. .................................         500,000
ABN AMRO Incorporated......................................          25,000
BT Alex. Brown Incorporated................................          25,000
Robert W. Baird & Co. Incorporated.........................          25,000
Bear, Stearns & Co. Inc. ..................................          25,000
CIBC Oppenheimer Corp......................................          25,000
Dain Rauscher Incorporated.................................          25,000
A.G. Edwards & Sons, Inc. .................................          25,000
EVEREN Securities, Inc. ...................................          25,000
Fahnestock & Co. Inc. .....................................          25,000
Goldman, Sachs & Co. ......................................          25,000
Legg Mason Wood Walker, Incorporated.......................          25,000
NationsBanc Montgomery Securities LLC......................          25,000
Raymond James & Associates, Inc............................          25,000
The Robinson-Humphrey Company, LLC.........................          25,000
Roney Capital Markets, A Division of First Chicago
     Capital Markets, Inc..................................          25,000
SG Cowen Securities Corporation............................          25,000
Tucker Anthony Incorporated................................          25,000
U.S. Bancorp Piper Jaffray Inc.............................          25,000
C.E. Unterberg, Towbin.....................................          25,000
Wheat First Union, a Division of First Union
     Capital Markets Corp..................................          25,000
                                                                  ---------
             Total.........................................       3,000,000
                                                                  =========

     The underwriters have advised us that they propose initially to offer the Series B Preferred Shares to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of $.50 per share. The underwriters may allow, and such dealers may reallow, a discount not in excess of $.30 to certain other dealers. After the offering, the public offering price, concession and discounts may be changed.

     We have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus supplement, to purchase up to an aggregate of 450,000 additional Series B Preferred Shares at the price to the public set forth on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the additional Series B Preferred Shares which the number of Series B Preferred Shares to be purchased by it shown in the foregoing table bears to the Series B Preferred Shares offered by this prospectus supplement.

     The following table shows the per share and total public offering price, underwriting discount and proceeds, before expenses, to Vornado. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 450,000 additional Series B Preferred Shares.

                                                                  WITHOUT         WITH
                                                   PER SHARE      OPTION         OPTION
                                                   ---------      -------        ------
Public Offering Price(1).........................    $25.00     $75,000,000    $86,250,000
Underwriting Discount............................    $.7875      $2,362,500     $2,716,875
Proceeds, before expenses, to Vornado............  $24.2125     $72,637,500    $83,533,125

   (1) Plus accrued dividends from March 17, 1999, if settlement occurs after that date

     We expect to incur expenses of approximately $405,000 in connection with this offering.

     Until the distribution of the Series B Preferred Shares is completed, certain rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase Series B Preferred Shares. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the Series B Preferred Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series B Preferred Shares.

     If the underwriters create a short position in the Series B Preferred Shares in connection with this offering (i.e., if they sell more Series B Preferred Shares than are set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position through the exercise of all or part of the overallotment option described above.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither Vornado nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Series B Preferred Shares. In addition, neither Vornado nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We intend to file an application to list the Series B Preferred Shares on the New York Stock Exchange. If the application is approved, trading of the Series B Preferred Shares on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Series B Preferred Shares. The underwriters have advised us that they intend to make a market in the Series B Preferred Shares prior to the commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the Series B Preferred Shares, however, and may cease market-making activities if commenced at any time.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

     In the ordinary course of their business, certain of the underwriters and their affiliates provide investment banking, advisory and other financial services to Vornado and the Operating Partnership for which they receive customary fees. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated represented the Mendik Group in connection with the acquisition by Vornado of interests in all or a portion of seven Manhattan office buildings and a management company held by the Mendik Group and certain of its affiliates and received a fee in connection therewith. Richard West, a trustee of Vornado, is also a director or trustee of various investment companies managed by Merrill Lynch Asset Management, Inc., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

                   VALIDITY OF THE SERIES B PREFERRED SHARES

     The validity of the Series B Preferred Shares offered hereby will be passed upon for Vornado by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, and by Sullivan & Cromwell, New York, New York, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Sullivan & Cromwell will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP with respect to certain matters of Maryland law.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated in the accompanying prospectus by reference from Vornado's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, and from the Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, the statement of revenues and certain expenses of 888 7th Avenue for the year ended December 31, 1997 and the statement of revenues and certain expenses of 570 Lexington Company, L.P. for the year ended December 31, 1997 incorporated by reference in the accompanying prospectus from Vornado's Current Report on Form 8-K, dated April 20, 1998 and from the Operating Partnership's Current Report on Form 8-K, dated April 20, 1998 and the statement of revenues and certain expenses of 888 7th Avenue for the year ended December 31, 1997 incorporated by reference in the accompanying prospectus from Vornado's Current Report on Form 8-K dated August 12, 1998 and from the Operating Partnership's Current Report on Form 8-K dated August 12, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated therein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined statement of revenue and certain operating expenses of The Merchandise Mart Group of Properties for the year ended December 31, 1997 incorporated by reference in the accompanying prospectus from Vornado's Current Report on Form 8-K, dated April 1, 1998, as amended by Form 8-K/A, dated April 1, 1998 and filed with the Commission on April 9, 1998, and from the Operating Partnership's Current Report on Form 8-K, dated April 1, 1998 and filed with the Commission on April 9, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included therein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated balance sheets of Mendik Real Estate Limited Partnership and consolidated venture as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997, incorporated by reference in the accompanying prospectus from the Current Report on Form 8-K of Vornado, dated June 2, 1998, the Current Report on Form 8-K of the Operating Partnership, dated June 2, 1998, the Current Report on Form 8-K of Vornado dated August 12, 1998 and the Current Report on Form 8-K of the Operating Partnership dated August 12, 1998 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports, which are incorporated therein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The statement of revenues and certain expenses of 689 Fifth Avenue for the year ended December 31, 1997 incorporated by reference in the accompanying prospectus from the Current Report on Form 8-K of Vornado, dated August 12, 1998 and the Current Report on Form 8-K of the Operating Partnership, dated August 12, 1998 has been audited by Friedman Alpren & Green LLP, independent auditors, as stated in their report, which is incorporated therein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Statement of Income and Expense of Market Square Limited Partnership for the year ended December 31, 1997, incorporated by reference in the accompanying prospectus from the Current Report on Form 8-K of Vornado, dated August 12, 1998 and the Current Report on Form 8-K of the Operating Partnership, dated August 12, 1998 has been audited by Sharrard, McGee & Co. P.A., independent certified public accountants, as stated in their report, which is incorporated therein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated statement of revenues and certain expenses of New York Equities Company and subsidiary for the year ended September 30, 1997, incorporated by reference in the accompanying prospectus from the Current Report on Form 8-K of Vornado dated April 20, 1998 and the Current Report on Form 8-K of the Operating Partnership dated April 20, 1998, have been audited by Buchbinder Tunick & Company LLP, independent certified public accountants, as stated in their report, which is incorporated therein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

                                 $2,000,000,000

                              VORNADO REALTY TRUST
                    PREFERRED SHARES, DEPOSITARY SHARES AND
                                 COMMON SHARES

                                 $1,000,000,000

                              VORNADO REALTY L.P.
                                DEBT SECURITIES
                             ----------------------

     Vornado Realty Trust ("Vornado") may offer from time to time, together or separately, in one or more series (i) preferred shares of beneficial interest of Vornado, no par value ("Preferred Shares"), (ii) depositary shares representing entitlement to all rights and preferences of a fraction of a Preferred Share of a specified series and represented by depositary receipts ("Depositary Shares") and (iii) common shares of beneficial interest of Vornado, par value $0.04 per share ("Common Shares"), having an aggregate initial offering price not to exceed U.S. $2,000,000,000. Vornado Realty L.P. (the "Operating Partnership") may offer from time to time, together or separately, in one or more series debt securities ("Debt Securities"), which may be either (i) senior debt securities (the "Senior Debt Securities") or (ii) subordinated debt securities (the "Subordinated Debt Securities"), having an aggregate initial offering price not to exceed U.S. $1,000,000,000. The Preferred Shares, Depositary Shares, Common Shares and Debt Securities offered hereby (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The accompanying Prospectus Supplement will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, or in any other currency, currencies or currency unit, including the European Currency Unit), maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Operating Partnership or the holder, any terms for sinking fund payments, rank, any exchange rights, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities, (ii) in the case of Preferred Shares, the specific title, the aggregate amount and the stated value, any dividend (including the method of calculating the payment of dividend), liquidation, redemption, conversion, voting or other rights and the initial offering price and (iii) in the case of Common Shares, the number of Common Shares, the initial offering price and the terms of the offering thereof. The Prospectus Supplement will also contain, as applicable, a discussion of the material United States Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered to the extent not contained herein.

     Vornado's Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "VNO". Vornado's $3.25 Series A Convertible Preferred Shares of Beneficial Interest, liquidation preference $50.00 per share (the "Series A Preferred Shares"), are listed on the NYSE under the symbol "VNO Pr A". The Prospectus Supplement will also contain information, where applicable, as to any listing on a securities exchange of the Securities covered by such Prospectus Supplement.
                             ----------------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN FACTORS RELEVANT TO AN
                         INVESTMENT IN THE SECURITIES.
                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ----------------------

     Vornado and the Operating Partnership may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the amounts of Securities, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.

               The date of this Prospectus is February 11, 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE OPERATING PARTNERSHIP OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES OR THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     All references to "Vornado" in this prospectus shall be deemed to refer to Vornado Realty Trust; all references to the "Operating Partnership" in this prospectus shall be deemed to refer to Vornado Realty L.P.; and all references to the "Company" in this prospectus shall be deemed to include Vornado and its consolidated subsidiaries, including the Operating Partnership.

                             AVAILABLE INFORMATION

     Vornado and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Vornado and the Operating Partnership file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Vornado and the Operating Partnership with the Commission can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and from a web site maintained by the Commission on the World Wide Web that contains reports, proxy and information statements and other information on registrants, such as Vornado and the Operating Partnership, that must file such material with the Commission electronically. The Commission's address on the world wide web is "http://www.sec.gov". Vornado's Common Shares and Series A Preferred Shares are listed on the NYSE and similar information can be inspected and copied at the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by Vornado and the Operating Partnership with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and related exhibits for further information with respect to Vornado, the Operating Partnership and the Securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company and the Operating Partnership with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus:

          (1) Vornado's Annual Report on Form 10-K (File No. 001-11954) for the fiscal year ended December 31, 1996, as amended by the Form 10-K/A Amendment No. 1, Form 10-K/A Amendment No. 2 and Form 10K/A Amendment No. 3 for the fiscal year ended December 31, 1996 filed with the Commission on July 18, 1997, August 7, 1997 and September 10, 1997, respectively;

          (2) Vornado's Quarterly Reports on Form 10-Q (File No. 001-11954) for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (3) Vornado's Current Report on Form 8-K (File No. 001-11954), dated March 12, 1997, as amended by Form 8-K/A, dated March 12, 1997 and filed with the Commission on April 1, 1997, Vornado's Current Reports on Form 8-K (File No. 001-11954), dated April 3, 1997, April 15, 1997, May 7, 1997 and
     June 27, 1997, Vornado's Current Report on Form 8-K (File No. 001-11954), dated August 21, 1997, as amended by Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, Vornado's Current Report on Form 8-K (File No. 001-11954), dated September 22, 1997 and filed with the Commission on October 8, 1997, Vornado's Current Report on Form 8-K (File No. 001-11954), dated October 14, 1997 and filed with the Commission on October 24, 1997, Vornado's Current Report on Form 8-K (File No. 001-11954), dated October 21, 1997 and filed with the Commission on October 24, 1997, Vornado's Current Report on Form 8-K (File No. 001-11954), dated November 18, 1997 and filed with the Commission on December 2, 1997 and Vornado's Current Report on Form 8-K (File No. 001-11954), dated December 16, 1997, as amended by Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated January 26, 1998, as amended by Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998 and Vornado's Current Report on Form 8-K (File No. 001-11954), dated January 29, 1998 and filed with the Commission on January 30, 1998;

          (4) the description of Vornado's Series A Preferred Shares contained in Vornado's Registration Statement on Form 8-A (File No. 001-11954), filed with the Commission on April 3, 1997;

          (5) the Operating Partnership's Registration Statement on Form 10 (File No. 000-22685), filed with the Commission on June 12, 1997, as amended by the Form 10/A Amendment No. 1, Form 10/A Amendment No. 2 and Form 10/A Amendment No. 3 filed with the Commission on July 18, 1997, August 7, 1997 and September 10, 1997, respectively;

          (6) the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated June 27, 1997, the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated August 21, 1997, as amended by Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated September 22, 1997 and filed with the Commission on October 8, 1997, the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated November 18, 1997 and filed with the Commission on December 2, 1997 and the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated December 16, 1997, as amended by Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998, the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated January 26, 1998, as amended by Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998 and the Operating Partnership's Current Report on Form 8-K (File No. 000-22685), dated January 29, 1998 and filed with the Commission on January 30, 1998; and

          (7) the Operating Partnership's Quarterly Report on Form 10-Q (File No. 000-22685) for the periods ended June 30, 1997 and September 30, 1997.

     All other documents and reports filed with the Commission by Vornado or the Operating Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Vornado and the Operating Partnership will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to the Secretary of Vornado, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663, telephone number (201) 587-1000.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

REAL ESTATE INVESTMENT CONSIDERATIONS

  GENERAL

     Real property investments are subject to varying degrees of risk. Real estate values are affected by changes in the general economic climate, local conditions such as an oversupply of or a reduction in demand for real estate in the area, the attractiveness of the Company's properties to tenants, the quality, philosophy and performance of management, competition from comparable properties, inability to collect rent from tenants, the effects of any bankruptcies of major tenants, changes in market rental rates, the need to periodically repair, renovate and rent space and to pay the costs thereof (including, without limitation, substantial tenant improvement and leasing costs of re-leasing office space), and increases in operating costs due to inflation and other factors (including increased real estate taxes), which increases may not necessarily be passed through fully to tenants. Real estate values are also affected by such factors as government regulations and changes in zoning or tax laws, interest rate levels, the availability of financing and potential liability under environmental and other laws. Changes in any of the foregoing factors could result in a decline in rents obtained and/or occupancy levels at the Company's properties. A decline in rental revenues could result in a lower level of funds available for distribution to Vornado's shareholders.

  DEPENDENCE ON TENANTS

     The Company's results of operations will depend on its ability to continue to lease space in its real estate properties on economically favorable terms. In addition, as substantially all of the Company's income is derived from rentals of real property, the Company's income and funds available for distribution to Vornado's shareholders would be adversely affected if a significant number of the Company's lessees were unable to meet their obligations to the Company. In the event of default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. Currently only one of the Company's tenants, Bradlees, Inc. ("Bradlees"), represents more than 3% of the Company's pro forma revenues. Bradlees accounted for approximately 10.5% of pro forma property rentals for the year ended December 31, 1996.

  BANKRUPTCY OF TENANTS

     There have been a number of recent bankruptcies in the retail industry, including certain tenants of the Company. The bankruptcy or insolvency of a major tenant may have a material adverse effect on the shopping centers affected and the income produced by such properties and may make it substantially more difficult to lease the remainder of the affected shopping center. The Company's leases generally do not contain restrictions designed to ensure the creditworthiness of the tenant. As a result, the bankruptcy or insolvency of a major tenant could result in a lower level of funds from operations available for distribution to Vornado's shareholders.

     In June 1995, Bradlees filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company currently leases 16 locations in shopping centers to Bradlees. Of these locations, 14 are fully guaranteed by Stop & Shop Companies, Inc. ("Stop & Shop"), a wholly-owned subsidiary of Royal Ahold NV, a leading international food retailer, and one is guaranteed as to 70% of the rent. During 1996, Bradlees rejected three leases and assigned one lease to Kohl's Department Stores, Inc. These four leases are fully guaranteed by Stop & Shop. Each of the three locations rejected by Bradlees are currently vacant. The balance of the space in two of the affected shopping centers is substantially leased and occupied. The remaining shopping center was previously 100% occupied by Bradlees and such space remains vacant. The bankruptcy of Bradlees may have a negative effect on the Company's ability to lease the shopping centers affected. Montgomery Ward & Co., Inc. (a previous lessee currently operating under Chapter 11 of the U.S. Bankruptcy Code) remains liable on eight of the leases guaranteed by Stop &

Shop, including the rent it was obligated to pay -- approximately 70% of current rent. The failure of Stop & Shop to perform its obligations with respect to these leases could result in a decline in the level of the Company's rental revenues and, as a result, in a lower level of funds from operations being available for distribution to Vornado's shareholders.

  ACQUISITION AND DEVELOPMENT RISKS

     The Company may acquire or develop properties or acquire other real estate companies when it believes that an acquisition or development is consistent with its business strategies. In addition, the Company anticipates that, in certain circumstances, it may use Operating Partnership units ("Units") as consideration for acquisitions from tax-sensitive sellers and, in connection with such acquisitions, it may agree to certain restrictions on the Company's ability to sell, or reduce the mortgage indebtedness on, such acquired assets, including agreeing not to sell properties for significant periods of time. These transactions also may increase the Operating Partnership's indebtedness as a percentage of the Company's asset value or market capitalization, which may impair the ability of the Company to take actions that would otherwise be in the best interests of Vornado and its shareholders. A significant increase in the level of the Company's indebtedness could affect the Operating Partnership's ability to make required principal and interest payments with respect to indebtedness, including the Debt Securities. See also "-- Leverage."

  ILLIQUIDITY OF ASSETS; RESTRICTIONS ON DISPOSITIONS OF MORTGAGED PROPERTIES

     Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, the Company's income and funds available for distribution to Vornado's shareholders would be adversely affected. A portion of the Company's properties are mortgaged to secure payment of indebtedness, and if the Company were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the properties by the mortgagee. In addition, if it becomes necessary or desirable for the Company to dispose of one or more of the mortgaged properties, the Company might not be able to obtain release of the lien on such mortgaged property. The foreclosure of a mortgage on a property or inability to sell a property could affect the level of funds available for distribution to Vornado shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the Notes to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1996, incorporated in this Prospectus by reference for information regarding the terms of the mortgages encumbering the Company's properties.

SUBSTANTIAL INFLUENCE OF CONTROLLING SHAREHOLDER; POSSIBLE CONFLICTS OF INTEREST; RELATED PARTY TRANSACTIONS

     As of November 15, 1997, Interstate Properties, a New Jersey general partnership ("Interstate"), owns 17.3% of the outstanding Common Shares of the Company (assuming conversion of all Operating Partnership Units) and Units of the Operating Partnership. Steven Roth, Chairman of the Board and Chief Executive Officer of the Company, is the managing general partner of Interstate. Mr. Roth, David Mandelbaum and Russell B. Wight, Jr. are the three partners of Interstate. Messrs. Roth, Mandelbaum and Wight and Interstate owned, in the aggregate, 20.6% of the outstanding Common Shares of the Company and Units of the Operating Partnership as of November 15, 1997.

     As of November 15, 1997, the Company owned 29.3% of the outstanding common stock of Alexander's Inc. ("Alexander's"), a Delaware corporation. Alexander's is a real estate investment trust engaged in leasing, managing, developing and redeveloping properties, focusing primarily on the locations where its department stores (which ceased operations in 1992) formerly operated. Alexander's has nine properties which are located in the New York City region. Interstate owns an additional 27.1% of the outstanding common stock of Alexander's as of such date. Mr. Roth, the Company's Chief Executive

Officer, and Michael D. Fascitelli, the Company's President, are directors of Alexander's. Messrs. Mandelbaum, Richard R. West and Wight, members of the Company's Board of Trustees, are also members of the Board of Directors of Alexander's.

     The Company is contemplating the establishment of a new taxable operating company to be known as Vornado Operating Company ("Vornado Operating") to conduct certain activities that would not be permitted to be conducted by the Company as a REIT and has filed a registration statement with the Commission with respect thereto. If such action takes place, the Operating Partnership would spin off pro rata to its partners, including Vornado, the shares of Vornado Operating, and Vornado would distribute pro rata to holders of its Common Shares the shares it receives. In addition, the Company expects to enter into an Intercompany Agreement with Vornado Operating pursuant to which, among other things, (a) the Company will agree under certain circumstances to offer Vornado Operating an opportunity to become the lessee of certain real property owned now or in the future by Vornado (under mutually satisfactory lease terms) and (b) Vornado Operating will agree not to make any real estate investment or other REIT-qualified investments unless it first offers the Company the opportunity to make such investment and the Company has rejected that opportunity. The Company expects that four members of the Company's Board of Trustees (including Messrs. Roth and Fascitelli) will be members of Vornado Operating's Board of Directors, and each member of senior management of Vornado Operating will hold a corresponding position with the Company. Members of the Company's Board of Trustees and Vornado Operating's Board of Directors and senior management may have different percentage equity interests in the Company and Vornado Operating. No assurance can be given concerning the timing of any such transactions, or whether such transactions will occur.

     Because of the foregoing, Mr. Roth and Interstate may have substantial influence on the Company, Alexander's and Vornado Operating and on the outcome of any matters submitted to the Company's, Alexander's or Vornado Operating's stockholders for approval. In addition, certain decisions concerning the operations or financial structure of the Company may present conflicts of interest among Messrs. Roth, Mandelbaum and Wight and Interstate and the Company's other shareholders. In addition, Mr. Roth and Interstate engage in a wide variety of activities in the real estate business which may result in conflicts of interest with respect to certain matters affecting the Company, Alexander's or Vornado Operating, such as determination of which of such entities or persons, if any, may take advantage of potential business opportunities, decisions concerning the business focus of such entities (including decisions concerning the types of properties and geographic locations in which such entities make investments) demands on the time of Mr. Roth and certain of the executive officers of the Company and changes of existing arrangements between Mr. Roth, the Company, Interstate and Vornado Operating, potential competition between business activities conducted, or sought to be conducted, by the Company, Interstate, Alexander's and Vornado Operating (including competition for properties and tenants), possible corporate transactions (such as acquisitions) and other strategic decisions affecting the future of such parties.

     Bernard Mendik, the Company's co-chairman, owns direct and indirect managing general partner interests in two properties (Two Park Avenue and 330 Madison Avenue) in which the Company owns a partial interest, direct and indirect interests in numerous additional office properties and other real estate assets, and interests in certain property services businesses, including in businesses which provide cleaning and related services, security services and facilities management services, which interests may give rise to certain conflicts of interest concerning the fulfillment of Mr. Mendik's responsibility as a trustee of the Company.

     The Mendik Group (the "Mendik Group", as used herein, Bernard H. Mendik, David R. Greenbaum and certain entities controlled by them) owns an entity which provides cleaning and related services and security services to office properties. The Company has entered into contracts with the Mendik Group to provide such services to the certain office properties in which the Company owns a 100% interest. Although the terms and conditions of the contracts pursuant to which these services will be provided were not negotiated at arms' length, the Company believes based upon comparable fees charged to other real estate companies, that the terms and conditions of such contracts are fair to the Company, although there can be no assurance to this effect.

  ALEXANDER'S MANAGEMENT AND DEVELOPMENT AGREEMENT

     Pursuant to a Management and Development Agreement (the "Management Agreement") between the Company and Alexander's, the Company has agreed to manage Alexander's business affairs and manage and develop Alexander's properties for an annual fee. The Management Agreement was assigned by the Company to Vornado Management Corp. ("VMC"), a New Jersey corporation. The Company owns 100% of the outstanding shares of non-voting preferred stock of VMC (which entitles the Company to 95% of the economic benefits of VMC through distributions), and Messrs. Roth and West own 100% of the outstanding shares of common stock of VMC. The Company also acts as a leasing agent for Alexander's properties on a fee basis under a leasing agreement. In addition, the Company lent Alexander's $45 million, the subordinated tranche of a $75 million secured financing, the balance of which was funded by a bank. None of Mr. Roth, Interstate or Vornado is obligated to present to Alexander's any particular investment opportunity which comes to his or its attention, even if such opportunity is of a character which might be suitable for investment by Alexander's.

  LEASING SERVICES PROVIDED TO OTHER PROPERTIES

     The Mendik Management Company Inc. (the "Management Corporation") (which is controlled by Messrs. Mendik, Greenbaum and Fascitelli and not by the Company) provides management and leasing services to properties in which the Company owns less than a 100% interest as well as to other office properties (including several properties in which the Mendik Group has an interest). Certain conflicts of interest may result from the Management Corporation providing leasing services both to properties in which the Company has an interest and other properties in which the Mendik Group has an interest.

DEPENDENCE ON DIVIDENDS AND DISTRIBUTIONS OF SUBSIDIARIES

     Vornado is a real estate investment trust formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"). Substantially all of Vornado's assets consist of its partnership interests in the Operating Partnership, of which Vornado is the general partner. Substantially all of the Operating Partnership's properties and assets are held through subsidiaries. Any right of Vornado's shareholders to participate in any distribution of the assets of any of the Company's indirect subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and any consequent right of the Company's securityholders to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of the Operating Partnership and such subsidiary, except to the extent the Company has a claim against such subsidiary as a creditor of such subsidiary. In addition, in the event that claims of the Company as a creditor of a subsidiary are recognized, such claims would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. See also "-- Potential Anti-takeover Effects of Charter Documents and Applicable Law" and "-- Leverage".

LEVERAGE

     As of November 15, 1997, the Company had aggregate indebtedness outstanding of approximately $463 million, all of which is secured by Company properties. The Operating Partnership's ability to make required principal and interest payments with respect to indebtedness, including any Debt Securities, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments since the Debt Securities are obligations of the Operating Partnership only and its subsidiaries are not obligated or required to pay any amounts due pursuant to the Debt Securities or to make funds available therefor in the form of dividends or advances to the Operating Partnership. Of the approximately $463 million of outstanding indebtedness, Vornado Finance L.P., a Delaware limited partnership and subsidiary of the Operating Partnership ("Vornado Finance"), has outstanding an aggregate of $227,000,000 of 6.36% Collateralized Notes Due December 1, 2000 (the "Collateralized Notes"), secured by a mortgage note, mortgage and various other instruments, documents and agreements executed in connection therewith by other subsidiaries of the Operating Partnership owning, in the aggregate, the interests in 44 of the Company's properties.

     The indenture relating to the Collateralized Notes of Vornado Finance provides that all cash flows from the 44 Company properties which are collateral for the Collateralized Notes will be deposited in a segregated trust account. So long as no event of default under the indenture has occurred and is continuing, Vornado Finance may withdraw funds from such trust account to the extent that the amounts in such account exceed a certain minimum reserve level. Such minimum reserve level equals the sum of (i) the amount of current or past due operating expenses of Vornado Finance and its subsidiaries, (ii) indebtedness of Vornado Finance and its subsidiaries due prior to such withdrawal and (iii) accrued and unpaid interest on the Collateralized Notes; provided that (a) if the debt service coverage ratio (as defined in the indenture relating to the Collateralized Notes) is less than 2.0 and greater than or equal to 1.8, the amount in (iii) above is increased by an amount equal to six months interest on the Collateralized Notes and (b) if the debt service coverage ratio is less than 1.8, the amount in (iii) above is increased by an amount equal to 18 months interest on the Collateralized Notes. As a result of these limitations on cash flows relating to such properties, which cash flows represented approximately 83% of cash flows from properties of the Operating Partnership and its consolidated subsidiaries in 1996, the Operating Partnership's ability to pay interest and principal on its Debt Securities may be adversely affected.

     The Indentures do not contain provisions that limit the Operating Partnership's ability to incur indebtedness. Vornado has historically maintained a relatively low level of debt to market capitalization of between 15% and 35%. As of November 15, 1997, the level of debt to market capitalization was 13%. In the future, in connection with its strategy for growth, this percentage may increase. This policy may be reviewed and modified from time to time by the Company without the vote of shareholders.

GEOGRAPHIC CONCENTRATION

     For the year ended December 31, 1996, 78% of the Company's revenues were derived from properties located in New York City and New Jersey. In addition, the Company may concentrate a significant portion of its future acquisitions in New York City and New Jersey. Like other real estate markets, the real estate market in New York City and New Jersey experienced economic downturns in the past, including most recently in the late 1980s and early 1990s. Future declines in the economy or the real estate markets in New York City and New Jersey could adversely affect the Company's financial performance. The Operating Partnership's financial performance and its ability to make distributions to its partners, including Vornado, are dependent on conditions in the economy and the real estate markets in New York City and New Jersey, which may be affected by a number of factors, including the economic climate in New York City and New Jersey (which may be adversely affected by business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, infrastructure quality in New York City and New Jersey and other factors) and conditions in the real estate markets in New York City and New Jersey (such as oversupply of or reduced demand for real estate). There can be no assurance as to the continued strength of the economy, or the continued strength of the real estate markets, in New York City and New Jersey.

POTENTIAL COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

     Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Other Federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition or certain renovations or remodeling and also govern emissions of and exposure to asbestos fibers in the air. The operation and subsequent removal of certain underground storage tanks are also regulated by Federal and state laws. In connection with the ownership, operation and management of its properties, the Company could be held liable for the costs of remedial action with respect to such regulated substances or tanks or related claims.

     Each of the Company's properties has been subjected to varying degrees of environmental assessment, which generally did not include soil sampling or subsurface investigations, at various times. The environmental assessments did not reveal any environmental condition or liability that the Company believes will have a material adverse effect on the Company's business, assets or results of operations. However, there can be no assurance that the identification of new areas of contamination, change in the extent or known scope of contamination, the discovery of additional sites or changes in cleanup requirements would not result in significant costs to the Company.

COMPETITION

     The leasing of real estate is highly competitive. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. The Company directly competes with all lessors and developers of similar space in the areas in which its properties are located. Demand for retail space has been impacted by the recent bankruptcy of a number of retail companies and a general trend toward consolidation in the retail industry which could adversely affect the ability of the Company to attract and retain tenants.

     The Company's shopping center properties are generally located on major regional highways in mature, densely populated areas. These shopping center properties compete with, among others, free standing stores, neighborhood centers and stores leased on the periphery of regional malls. Further, the general economic climate (such as household disposable income) and the conditions of shopping center markets (such as oversupply of or reduced demand for retail space) in the places where the shopping center properties are located could adversely affect the Company's financial condition.

     The Company's office building properties are concentrated in highly developed areas of midtown Manhattan. Manhattan is the largest office market in the United States. The number of competitive office properties in Manhattan could have a material adverse effect on the Company's ability to lease office space at its properties, and on the effective rents the Company is able to charge. These competing properties may be newer or better located. In addition, the Company may compete with other property owners (including other REITs that currently invest in markets other than Manhattan) that are willing to acquire properties in transactions which are more highly leveraged than the Company is willing to undertake.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Steven Roth, the Chairman and Chief Executive Officer of Vornado, and Michael D. Fascitelli, the President of Vornado. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company.

CONSEQUENCES OF THE FAILURE TO QUALIFY OR REMAIN QUALIFIED AS A REIT

     Although Vornado's management believes that Vornado will remain organized and will continue to operate so as to qualify as a real estate investment trust ("REIT") for Federal income tax purposes, no assurance can be given that it will remain so qualified. Qualification as a REIT for Federal income tax purposes involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the control of Vornado may impact its ability to maintain its qualification as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the requirements for qualification as a REIT or the Federal income tax consequences of such qualification. Vornado, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect its ability to operate in such a manner as to maintain its qualification as a REIT.

     If, with respect to any taxable year, Vornado fails to maintain its qualification as a REIT, it would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alterative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to shareholders would be reduced for the year or years involved, and distributions would no longer be required to be made. In addition, unless entitled to relief under certain statutory provisions, Vornado would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Notwithstanding that Vornado currently intends to operate in a manner designed to allow it to qualify as a REIT, future economic, market, legal, tax or other considerations may cause it to determine that it is in the best interest of Vornado and its shareholders to revoke the REIT election.

POTENTIAL ANTI-TAKEOVER EFFECTS OF CHARTER DOCUMENTS AND APPLICABLE LAW

     Generally, for Vornado to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of beneficial interest of Vornado may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of Vornado's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made). The Declaration of Trust, subject to certain exceptions, provides that no person may own more than 6.7% of the outstanding Common Shares or 9.9% of the outstanding Preferred Shares. These restrictions on transferability and ownership may delay, defer or prevent a transaction or a change in control of Vornado that might involve a premium price or otherwise be in the best interest of the shareholders. See "Description of Shares of Beneficial Interest -- Description of Preferred Shares -- Restrictions on Ownership" and "Description of Shares of Beneficial Interest -- Description of Common Shares -- Restrictions on Ownership".

     Vornado's Board of Trustees is divided into three classes of trustees. Trustees of each class are chosen for three-year staggered terms. Staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of Vornado, even though a tender offer or change in control might be in the best interest of the shareholders. Vornado's Declaration of Trust authorizes the Board of Trustees to cause Vornado to issue additional authorized but unissued shares of Common Shares or Preferred Shares and to classify or reclassify, in one or more series, any unissued Preferred Shares and to set the preferences, rights and other terms of such classified or unclassified shares. Although the Board of Trustees has no such intention at the present time, it could establish a series of Preferred Shares that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of Vornado that might involve a premium price or otherwise be in the best interest of the shareholders. The Declaration of Trust and Vornado's Bylaws contain other provisions that may delay, deter or prevent a change in control of Vornado or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders.

     Under the Maryland General Corporation Law, as amended ("MGCL"), as applicable to real estate investment trusts, certain "business combinations" (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its common shares. The provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Trustees has adopted a resolution exempting any business combination between any trustee or officer of Vornado (or their affiliates) and Vornado. As a result, the trustees and officers of Vornado and their affiliates may be able to enter business combinations with Vornado which may not be in the best interest of shareholders and, with respect to business combinations with other persons, the business combination provisions of the MGCL may have the effect of delaying, deferring or preventing a transaction or a change in the control of Vornado that might involve a premium price or otherwise be in the best interest of the shareholders.

                     VORNADO AND THE OPERATING PARTNERSHIP

     Vornado is a fully-integrated real estate investment trust organized under the laws of the state of Maryland. In April 1997, Vornado transferred substantially all of its assets to the Operating Partnership, a Delaware limited partnership. As a result, Vornado now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership, in which it is the sole general partner and in which it owns an approximately 90% limited partnership interest as of November 15, 1997. The Operating Partnership currently owns: (i) 58 shopping center properties in seven states and Puerto Rico containing 10.5 million square feet, including 1.2 million square feet built by tenants on land leased from the Company; (ii) all or portions of 10 office building properties in the New York City metropolitan area (primarily Manhattan) containing 5.0 million square feet; (iii) eight warehouse/industrial properties in New Jersey containing 2.0 million square feet; (iv) approximately 29.3% of the outstanding common stock of Alexander's, Inc., which has nine properties in the New York City metropolitan area; (v) a 40% interest in a hotel containing 800,000 square feet of space with 1,700 rooms and 400,000 square feet of retail and office space; (vi) mortgages on various office, restaurant and other retail properties; (vii) a 60% interest in a partnership that owns Americold Corporation and URS Logistics, Inc., which collectively own and operate 80 warehouse facilities with an aggregate of approximately 367 million cubic feet of refrigerated, frozen and dry storage space; (viii) a 15% limited partnership interest in Charles E. Smith Commercial Realty, which owns interests in and manages approximately 7.2 million square feet of office properties in Crystal City, Arlington, Virginia, a suburb of Washington D.C., and manages an additional 14 million square feet of office and other commercial properties in the Washington, D.C. area; and (ix) other owned retail properties.

     As of November 15, 1997, the Company's total consolidated outstanding debt was approximately $463 million all of which is secured by Company properties, and its total consolidated debt plus its proportionate share of total unconsolidated debt were approximately $992 million which is secured by Company properties.

     The executive offices of Vornado and the Operating Partnership are located at Park 80 West, Plaza II, Saddle Brook, N.J. 07663; telephone (201) 587-1000.

                                USE OF PROCEEDS

     Vornado is required by the terms of the partnership agreement of the Operating Partnership to invest the net proceeds of any sale of Common Shares, Preferred Shares or Depositary Shares in the Operating Partnership in exchange for additional Units or preferred Units, as the case may be. As will be more fully described in the applicable Prospectus Supplement, Vornado and the Operating Partnership intend to use the net proceeds from the sale of Securities for general corporate purposes or such other uses as may be set forth in a Prospectus Supplement. Such other uses may include, among others, the funding of an acquisition or the repayment of indebtedness.

                       CONSOLIDATED RATIOS OF EARNINGS TO
        COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

     For purposes of calculating the following ratios, (i) earnings represent income from continuing operations before income taxes, plus fixed charges, and
(ii) fixed charges represent interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

                                                  NINE MONTHS
                                                     ENDED           YEAR ENDED DECEMBER 31,
                                                 SEPTEMBER 30,   --------------------------------
                                                     1997        1996   1995   1994   1993   1992
                                                 -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Combined Fixed Charges and
  Preferred Share Dividend Requirements........      1.70        4.56   4.06   3.54   1.80   1.07

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described therein. The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture") between the Operating Partnership and The Bank of New York, as trustee (the "Senior Trustee"), a copy of the form of which Senior Indenture is filed as an exhibit to the Registration Statement. The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture") between the Operating Partnership and The Bank of New York, as trustee (the "Subordinated Trustee"), a copy of the form of which Subordinated Indenture is filed as an exhibit to the Registration Statement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee and Subordinated Trustee are sometimes referred to collectively as the "Trustees."

     The following summaries of the material provisions of the Senior Debt Securities, the Subordinated Debt Securities, the Senior Indenture and the Subordinated Indenture are brief summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.

GENERAL

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be general unsecured obligations of the Operating Partnership. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Operating Partnership for each series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsubordinated obligations of the Operating Partnership and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordinated Indenture) of the Operating Partnership as described below under "-- Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities;
(2) any limit on the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the regular record date; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the regular record date for any interest payable on any interest payment date; (6) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (7) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Operating Partnership and any terms and conditions relevant thereto; (8) the obligations of the Operating Partnership, if any, to redeem or repurchase such Debt Securities at the option of the Holders; (9) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (11) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars; (12) if the principal of, or premium, if any, or interest, if any, on such Debt Securities is to be payable, at the election of the Operating Partnership or a holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the maturity thereof; (14) if the principal amount of any Debt Securities which will be payable at the maturity thereof will not be determinable as of any date prior to such maturity, the amount which will be deemed to be the outstanding principal amount of such Debt Securities; (15) the applicability of any provisions described under "-- Defeasance"; (16) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (17) the applicability of any provisions described under "-- Events of Default" and any additional Event of Default applicable thereto; (18) any covenants applicable to such Debt Securities; (19) the terms and conditions, if any, pursuant to which the Debt Securities are exchangeable into Common Shares of the Company; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indentures. (Section 301)

     Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such original issue discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general Federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities will be set forth in the applicable Prospectus Supplement.

     The Indentures do not contain any provisions that limit the Operating Partnership's ability to incur indebtedness. Except as may be indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, Holders of Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or Debt Securities that would protect them in the event the Operating Partnership engages in or becomes the subject of a highly leveraged transaction and the limitations on mergers, consolidations and transfers of substantially all of the Operating Partnership's properties and assets as an entirety to any person as described below under "-- Consolidation, Merger and Sale of Assets." Such covenants may not be waived or modified by the Operating Partnership, although Holders of Debt Securities could waive or modify such covenants as more fully described below under "-- Modification and Waiver."

     The applicable Prospectus Supplement with respect to any particular series of Debt Securities that provide for the optional redemption or prepayment of such Debt Securities upon the occurrence of certain events (i.e., a change of control) will describe the following: (1) the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as that there may be possible adverse effects on the market price of the Operating Partnership's securities or ability to obtain financing; (2) that the Operating Partnership will comply with the requirements of applicable securities laws, including Rules 14e-1 and 13e-4 under the Exchange Act, in connection with such provisions and any related offers by the Operating Partnership; (3) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on the offered Debt Securities may be effectively subordinated; (4) limitations on the Operating Partnership's financial or legal ability to repurchase the offered Debt Securities upon the triggering of an event risk provision requiring such a repurchase or offer to repurchase; (5) the impact, if any, under the governing instrument of the failure to repurchase, including whether such failure to make any required repurchases in the event of a change of control will create an event of default with respect to the offered Debt Securities or will become an event of default only after the continuation of such failure for a specified period of time after written notice is given to the Operating Partnership by the Trustee or to the Operating Partnership and the Trustee by the holders of a specified percentage in aggregate principal amount of the debt outstanding; (6) that there can be no assurance that sufficient funds will be available at the time of the triggering of an event risk provision to make any required repurchases; (7) if such offered Debt Securities are to be subordinated to other obligations of the Operating Partnership or its subsidiaries that would be accelerated upon the triggering of a change in control or similar event, the material effect thereof on such acceleration provision and such offered Debt Securities; and (8) to the extent that there is a definition of "change of control" in a supplemental indenture relating to such offered Debt Securities that includes the concept of "all or substantially all," the established meaning of such phrase under New York law.

EXCHANGE OF DEBT SECURITIES

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be exchangeable into Common Shares of Vornado on the terms and conditions set forth therein. Such terms may include provisions pursuant to which the number of Common Shares of Vornado to be received by the holders of Debt Securities would be calculated according to the market price of Common Shares of Vornado as of a time stated in the Prospectus Supplement. The applicable Prospectus Supplement will indicate certain restrictions on ownership which may apply in the event of an exchange. See "Description of Preferred Shares -- Restrictions on Ownership" and "Description of Common Shares -- Restrictions on Ownership."

FORM, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. (Section 302) Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange and transfer of Debt Securities will be registerable, at the office or agency of the Operating Partnership maintained for such purposes and at any other office or agency maintained for such purpose. (Sections 301, 305 and 1002) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     All monies paid by the Operating Partnership to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Operating Partnership and thereafter the Holder of such Debt Security may look only to the Operating Partnership for payment thereof. (Section 1003)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Global Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer except as a whole by the Global Depositary for such Global Security to a nominee of such Global Depositary or by a nominee of such Global Depositary to such Global Depositary or another nominee of such Global Depositary or by such Global Depositary or any nominee to a successor Global Depositary or a nominee of such successor Global Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus

Supplement. The Operating Partnership expects that the following provisions will apply to depositary arrangements although no assurance can be given that such will be the case.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Global Depositary will be represented by a Global Security registered in the name of such Global Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Global Depositary for such Global Security, the Global Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Global Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Operating Partnership, if such Debt Securities are offered and sold directly by the Operating Partnership. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Global Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of such ownership interests within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Global Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Global Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the applicable Indenture. (Sections 204 and 305) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Global Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Operating Partnership understands that under existing industry practices, if the Operating Partnership requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the applicable Indenture, the Global Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     If the Global Depositary for Debt Securities of a series is at any time unwilling, unable or ineligible to continue as Global Depositary and a successor Global Depositary is not appointed by the Operating Partnership within 90 days or an Event of Default under the applicable Indenture has occurred and is continuing, the Operating Partnership will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Operating Partnership may at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Operating Partnership so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Operating Partnership and the Global Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as registered securities).

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE OPERATING PARTNERSHIP

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, the Operating Partnership will be subject to the covenants described therein. In addition, the Operating Partnership will be subject to the following covenants.

  EXISTENCE

     Except as permitted under "-- Consolidation, Merger and Sale of Assets," the Operating Partnership will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities. (Section 1005)

  MAINTENANCE OF PROPERTIES

     The Operating Partnership will be required to cause all properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership shall not be prevented from discontinuing the operation or maintenance of any of its properties if such discontinuance is, in the judgment of the Operating Partnership, desirable in the conduct of its business or the business of any subsidiary and not disadvantageous in any material respect to the Holders. (Section 1006)

  PAYMENT OF TAXES AND OTHER CLAIMS

     The Operating Partnership will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Operating Partnership or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. (Section 1007)

  INSURANCE

     The Operating Partnership will be required to, and to cause each of its subsidiaries to, keep all of its insurable properties insured against loss or damage with insurers of recognized responsibility in commercially reasonable amounts and types. (Section 1008)

  PROVISION OF FINANCIAL INFORMATION

     Whether or not the Operating Partnership is subject to Section 13 or
Section 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or Section 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject.

     The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities whose names appear in the security register for such Debt Securities, as their names and addresses appear in the security register for such Debt Securities, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with any Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder. (Section 1009)

EVENTS OF DEFAULT

     The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure in the deposit of any sinking fund payment in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Operating Partnership in the Indentures (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice to the Operating Partnership as provided in the applicable Indenture; (e) the acceleration of, or failure to pay at maturity (including any applicable grace period), any indebtedness for money borrowed by the Operating Partnership with at least $50,000,000 in principal amount outstanding, which acceleration or failure to pay is not rescinded or annulled or such indebtedness paid, in each case within 10 days after the date on which written notice thereof shall have first been given to the Operating Partnership as provided in the applicable Indenture; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indentures may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver or defaults, see
"-- Modification and Waiver" below.

     The Indentures provide that, subject to the duty of the Trustees thereunder during an Event of Default to act with the required standard of care, such Trustees will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustees reasonable security or indemnity. (Sections 601 and 603) Subject to certain provisions, including those requiring security or indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the

Trustees, or exercising any trust or power conferred on such Trustees, with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless (i) such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default (as defined) with respect to Debt Securities of that series; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity, to the applicable Trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the Indenture; (iii) the Trustee shall have failed to institute such proceedings within 60 days; and (iv) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request (Section 507); provided, however, that such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and any premium and interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section
508)

     The Operating Partnership will be required to furnish to the Trustees annually a statement as to the performance by the Operating Partnership of its obligations under the Indentures and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

     Without the consent of any Holder of Outstanding Debt Securities, the Operating Partnership and the applicable Trustee may amend or supplement the applicable Indenture or the Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not materially adversely affect the rights of any Holder of Debt Securities. (Section 901) Other modifications and amendments of the Indentures may be made by the Operating Partnership and the applicable Trustee only with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) modify the subordination provisions applicable to any series of Debt Securities in a manner adverse to the holders thereof; or (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 902)

     Unless otherwise indicated in the applicable Prospectus Supplement, the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Operating Partnership with certain covenants of the Indentures. (Section
1008) Unless otherwise indicated in the applicable Prospectus Supplement, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under such applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Operating Partnership, provided that (a) the Person (if other than the Operating Partnership) formed by such consolidation or into which the Operating Partnership is merged or which acquires or leases the assets of the Operating Partnership substantially as an entirety assumes the Operating Partnership's obligations on the Debt Securities and under the Indenture relating thereto and (b) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Article Eight) A Prospectus Supplement may set forth any additional provisions regarding a consolidation with, merger into, or transfer or lease of its assets substantially as an entirety to, any Person (or of such Person with, into or to the Operating Partnership).

DEFEASANCE

     If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Operating Partnership, at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold monies for payment in trust) or (ii) will be released from its obligations to comply with any covenants that may be specified in the applicable Prospectus Supplement with respect to the Debt Securities of such series, and the occurrence of an event described in clause
(d) under "-- Events of Default" above with respect to any defeased covenants shall no longer be an Event of Default, if in either case the Operating Partnership irrevocably deposits with the applicable Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of and premium, if any, and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Operating Partnership) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (e) under "-- Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (e) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit and (c) the Operating Partnership shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such deposit and defeasance had not occurred, which Opinion of Counsel, in the case of a deposit and defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (i) above, shall be based on either (A) a ruling to such effect that the Operating Partnership has received from, or that has been published by, the Internal Revenue Service or (B) a change in the applicable Federal income tax law, occurring after the date of the applicable Indenture, to such effect. In the event the Operating Partnership omits to comply with its remaining obligations under such Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership will remain liable in respect to such payments. (Article Thirteen)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt, including the Senior Debt Securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Operating Partnership, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Article Fifteen of the Subordinated Indenture)

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Operating Partnership who are not holders of Senior Debt or Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities.

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     Unless otherwise indicated in the applicable Prospectus Supplement, "Senior Debt" means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Operating Partnership to the extent such claim for post-petition interest is allowed in such proceeding) on all indebtedness of the Operating Partnership (including indebtedness of others guaranteed by the Operating Partnership), other than the Subordinated Debt Securities whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which is: (i) for money borrowed, (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (iii) obligations of the Operating Partnership as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or leases of property or assets made as part of any sale and lease-back transaction to which the Operating Partnership is a party, including amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Subordinated Debt Securities.

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Operating Partnership. The Senior Debt Securities, when issued, will constitute Senior Debt.

     The Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness as of the most recent practicable date that by the terms of such indebtedness and the terms of the offered Subordinated Debt Securities would rank senior to or pari passu with such Subordinated Debt Securities and any limitation on the issuance of additional senior or pari passu indebtedness. The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEES

     The Operating Partnership and certain of its subsidiaries in the ordinary course of business maintain general banking relations with The Bank of New York. Pursuant to the provisions of the Trust Indenture Act of 1939, upon a default under either the Senior Indenture or the Subordinated Indenture, The Bank of New York may be deemed to have a conflicting interest by virtue of its acting as both the Senior Trustee and the Subordinated Trustee requiring it to resign and be replaced by a successor trustee in one of such positions.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The following descriptions of the material terms of the shares of beneficial interest of Vornado do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) Vornado's Amended and Restated Declaration of Trust, as amended, including the articles supplementary for the Series A Preferred Shares (the "Declaration of Trust"), and (ii) its Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

     For Vornado to maintain its qualification as a REIT under the Code, not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Accordingly, the Declaration of Trust contains provisions that restrict the ownership and transfer of shares of beneficial interest.

     The Declaration of Trust authorizes the issuance of up to 240,000,000 shares, consisting of 100,000,000 Common Shares, 20,000,000 preferred shares of beneficial interest, no par value per share ("Preferred Shares"), and 120,000,000 excess shares of beneficial interest, $.04 par value per share ("Excess Shares"). See "-- Description of Preferred Shares -- Restrictions on Ownership" and "-- Description of Common Shares -- Restrictions on Ownership" for a discussion of the possible issuance of Excess Shares.

DESCRIPTION OF PREFERRED SHARES

     The following is a description of the material terms and provisions of the Preferred Shares. The particular terms of any series of Preferred Shares will be described in the applicable Prospectus Supplement, which will supplement the information set forth below.

     The summary of the material terms of Vornado's Preferred Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Declaration of Trust, which includes the articles supplementary relating to each series of the Preferred Shares (the "Articles Supplementary"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Shares.

     As of the date hereof, the Declaration of Trust authorizes the issuance of 20,000,000 Preferred Shares. As of November 15, 1997, 5,750,000 Series A Preferred Shares were outstanding. The Series A Preferred Shares are listed on the NYSE under the symbol "VNO Pr A". A description of Vornado's Series A Preferred Shares is set forth in Vornado's Registration Statement on Form 8-A, filed with the Commission on April 3, 1997, and incorporated herein by reference. The Preferred Shares authorized by the Declaration of Trust may be issued from time to time in one or more series in such amounts and with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as may be fixed by the Board of Trustees. Under certain circumstances, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of Vornado and may adversely affect the voting and other rights of the holders of Common Shares. The Declaration of Trust authorizes the Board of Trustees to classify or reclassify, in one or more series, any unissued Preferred Shares and to reclassify any unissued shares of any series of Preferred Shares of any series by setting or changing the number of Preferred Shares constituting such series and the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Preferred Shares.

     The Preferred Shares shall have the dividend, liquidation, redemption and voting rights described below as such description may be supplemented in a Prospectus Supplement relating to a particular series of the Preferred Shares. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Shares in respect of which this Prospectus is being delivered: (1) the title of such Preferred Shares and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Shares will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;
(5) any redemption or sinking fund provisions; (6) any conversion or exchange rights; (7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, limitations and restrictions; (8) any listing of such Preferred Shares on any securities exchange; (9) the relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Vornado;
(10) any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Vornado; and (11) any limitations on direct, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Vornado as a REIT. The applicable Prospectus Supplement will also include a discussion of Federal income tax considerations applicable to such Preferred Shares.

  GENERAL

     The Preferred Shares offered hereby will be issued in one or more series. The Preferred Shares, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The liquidation preference is not indicative of the price at which the Preferred Shares will actually trade on or after the date of issuance.

  RANK

     The Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up of Vornado, rank prior to the Common Shares and Excess Shares (other than certain Excess Shares resulting from the conversion of Preferred Shares) and to all other classes and series of equity securities of Vornado now or hereafter authorized, issued or outstanding (the Common Shares and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of Vornado which by their terms specifically provide for a ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of Vornado. The Preferred Shares shall be junior to all outstanding debt of Vornado. The Preferred Shares shall be subject to creation of

Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Declaration of Trust.

  DIVIDENDS

     Holders of Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees out of assets of Vornado legally available for payment, dividends, or distributions in cash, property or other assets of Vornado or in Securities of Vornado or from any other source as the Board of Trustees in its discretion shall determine and at such dates and at such rates per share per annum as described in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each authorized dividend shall be payable to holders of record as they appear at the close of business on the books of Vornado on such record dates, not more than 90 calendar days preceding the payment dates therefor, as are determined by the Board of Trustees (each of such dates, a "Record Date").

     Such dividends may be cumulative or noncumulative, as described in the applicable Prospectus Supplement. If dividends on a series of Preferred Shares are noncumulative and if the Board of Trustees fails to authorize a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Shares will have no right to receive a dividend in respect of such dividend period, and Vornado will have no obligation to pay the dividend for such period, whether or not dividends are authorized payable on any future dividend payment dates. If dividends of a series of Preferred Shares are cumulative, the dividends on such shares will accrue from and after the date set forth in the applicable Prospectus Supplement.

     No full dividends shall be authorized or paid or set apart for payment on Preferred Shares of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Shares offered by the applicable Prospectus Supplement for any period unless full dividends for the immediately preceding dividend period on such Preferred Shares (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative) have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Shares and any other Preferred Shares of Vornado ranking on a parity as to dividends with the Preferred Shares, dividends upon such Preferred Shares and dividends on such other Preferred Shares ranking on a parity with the Preferred Shares shall be authorized pro rata so that the amount of dividends authorized per share on such Preferred Shares and such other Preferred Shares ranking on a parity with the Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such Preferred Shares (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other Preferred Shares, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment(s) on Preferred Shares which may be in arrears. Unless full dividends on the series of Preferred Shares offered by the applicable Prospectus Supplement have been authorized and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Shares are cumulative), (a) no cash dividend or distribution (other than in shares of Junior Stock) may be authorized, set aside or paid on the Junior Stock, (b) Vornado may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or pay any monies into a sinking fund for the redemption of any shares) except by conversion into or exchange for Junior Stock, and (c) Vornado may not, directly or indirectly, repurchase, redeem or otherwise acquire any Preferred Shares or Parity Stock (or pay any monies into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding Preferred Shares and shares of Parity Stock (except by conversion into or exchange for Junior Stock).

     Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series.

  REDEMPTION

     The terms, if any, on which Preferred Shares of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

  LIQUIDATION

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of Vornado, the holders of a series of Preferred Shares will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Shares, Excess Shares (other than certain Excess Shares resulting from the conversion of Preferred Shares) or any Junior Stock on liquidation, dissolution or winding up of Vornado, to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Shares are cumulative). If the amounts available for distribution with respect to the Preferred Shares and all other outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Shares and Parity Stock, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Shares may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation distribution, the holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by Vornado.

     Title 8 does not contain any specific provisions on the power of a Maryland real estate investment trust, such as the Company, to make distributions, including dividends, to its shareholders. It is possible that a Maryland court may look to the Maryland General Corporation Law ("MGCL") for guidance on matters, such as the making of distributions to shareholders, not covered by Title 8. The MGCL requires that, after giving effect to a distribution, (1) the corporation must be able to pay its debts as they become due in the usual course of business and (2) the corporation's total assets must at least equal the sum of its total liabilities plus the preferential rights on dissolution of stockholders whose rights on dissolution are superior to those stockholders receiving the distribution. However, the MGCL also provides that the charter of the corporation may provide that senior dissolution preferences shall not be included with liabilities for purposes of determining amounts available for distribution. The applicable articles supplementary may include such a provision.

  VOTING

     The Preferred Shares of a series will not be entitled to vote, except as described below or in the applicable Prospectus Supplement. Without the affirmative vote of a majority of the Preferred Shares then outstanding (voting separately as a class together with any Parity Stock), Vornado may not (i) increase or decrease the aggregate number of authorized shares of such class or any security ranking prior to the Preferred Shares, (ii) increase or decrease the par value of the shares of holders of such class or (iii) alter or change the voting or other powers, preferences or special rights of such class so as to affect them adversely. An amendment which increases the number of authorized shares of or authorizes the creation or issuance of other classes or series of Junior Stock or Parity Stock, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for Vornado, shall not be considered to be such an adverse change.

  NO OTHER RIGHTS

     The shares of a series of Preferred Shares will not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption except as set forth above or in the applicable Prospectus Supplement, the Declaration of Trust and in the applicable Articles Supplementary or as otherwise required by law.

  TRANSFER AGENT AND REGISTRAR

     The transfer agent for each series of Preferred Shares will be described in the related Prospectus Supplement.

  RESTRICTIONS ON OWNERSHIP

     As discussed below, for Vornado to maintain its qualification as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Therefore, the Declaration of Trust contains, and the Articles Supplementary for each series of Preferred Shares may contain, provisions restricting the ownership and transfer of the Preferred Shares.

     The Declaration of Trust contains a limitation that restricts shareholders from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding Preferred Shares of any series (the "Preferred Shares Beneficial Ownership Limit"). The attribution rules which apply for purposes of the Common Shares Beneficial Ownership Limit (as defined below) also apply for purposes of the Preferred Shares Beneficial Ownership Limit. See "-- Description of Common Shares -- Restrictions on Ownership". Shareholders should be aware that events other than a purchase or other transfer of Preferred Shares may result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Preferred Shares Beneficial Ownership Limit. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     Holders of Preferred Shares are also subject to the Constructive Ownership Limit (as defined below in "-- Description of Common Shares -- Restrictions on Ownership"), which restricts them from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding Preferred Shares of any series. The attribution rules which apply for purposes of the Constructive Ownership Limit differ from those that apply for purposes of the Preferred Shares Beneficial Ownership Limit. See "-- Description of Common
Shares -- Restrictions on Ownership". Shareholders should be aware that events other than a purchase or other transfer of Preferred Shares may result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Constructive Ownership Limit. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     The Declaration of Trust provides that a transfer of Preferred Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Preferred Shares in excess of the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of Vornado to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Preferred Shares. In addition, Preferred Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for Excess Shares that will be transferred, by operation of law, to Vornado as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, Excess Shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by Vornado. Any dividends or distributions received by the purported transferee or other purported holder of such Excess Shares prior to the discovery by Vornado of the automatic exchange for Excess Shares shall be repaid to Vornado upon demand.

     If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Shares, only a person whose ownership of the shares will not violate the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the Excess Shares will be automatically exchanged for Preferred Shares of the same class as the Preferred Shares which were originally exchanged for such Excess Shares. The Declaration of Trust contains provisions designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Preferred Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to Vornado. The Declaration of Trust provides that Vornado may purchase any Excess Shares that have been automatically exchanged for Preferred Shares as a result of a purported transfer or other event. The price at which Vornado may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of the Preferred Shares exchanged on the date of the automatic exchange for Excess Shares and (ii) the market price of the Preferred Shares exchanged for such Excess Shares on the date that the Company accepts the deemed offer to sell such Excess Shares. Vornado's purchase right with respect to Excess Shares shall exist for 90 days, beginning on the date that the automatic exchange for Excess Shares occurred or, if Vornado did not receive a notice concerning the purported transfer that resulted in the automatic exchange for Excess Shares, the date that the Board of Trustees determines in good faith that an exchange for Excess Shares has occurred.

     The Board of Trustees may exempt certain persons from the Preferred Shares Beneficial Ownership Limit or the Constructive Ownership Limit if evidence satisfactory to the trustees is presented showing that such exemption will not jeopardize Vornado's status as a REIT under the Code. As a condition of such exemption, the Board of Trustees may require a ruling from the Internal Revenue Service (the "IRS") and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of Vornado.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of Vornado to attempt to qualify, or to continue to qualify, as a REIT.

     All certificates evidencing Preferred Shares will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2% of the outstanding Preferred Shares of any series must give a written notice to Vornado containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to Vornado such information as Vornado may request, in good faith, in order to determine Vornado's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

DEPOSITARY SHARES

     Vornado may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Shares, rather than full Preferred Shares. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Shares) of a share of a particular series of Preferred Shares, will be issued as described below.

     The description set forth below of the material provisions of the Deposit Agreement and of the Depositary Shares and Depositary Receipts (each as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Shares which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Shares. The particular terms of Depositary Shares representing fractional interests in any particular series of Preferred Shares will be described in the applicable Prospectus Supplement, which will supplement the information set forth herein.

  GENERAL

     The shares of any series of Preferred Shares represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between Vornado and the depositary (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a Preferred Share represented by such Depositary Share, to all the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Preferred Shares represented thereby.

  DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders.

  WITHDRAWAL OF PREFERRED SHARES

     Upon surrender of Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Shares or otherwise), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the class or series of Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares thereof. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Shares to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

  REDEMPTION OF DEPOSITARY SHARES

     If a series of Preferred Shares represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Shares held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Shares. Whenever Vornado redeems Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing Preferred Shares so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

  VOTING THE PREFERRED SHARES

     Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notices of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Shares represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Shares represented by such Depositary Shares in accordance with such instructions, and Vornado will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the Preferred Shares to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Shares.

  AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Vornado and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will only terminate if (i) all outstanding Depositary Shares have been redeemed or
(ii) there has been a final distribution in respect of the Preferred Shares in connection with any liquidation, dissolution or winding up of Vornado and such distribution has been distributed to the holders of the related Depositary Shares.

  CHARGES OF DEPOSITARY

     Vornado will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Vornado will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and issuance of Depositary Receipts, all withdrawals of Preferred Shares by owners of Depositary Shares and any redemption of the Preferred Shares. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

  RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to Vornado notice of its election to do so, and Vornado may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

  RESTRICTIONS ON OWNERSHIP

     In order to safeguard Vornado against an inadvertent loss of REIT status, the Deposit Agreement or the Declaration of Trust will contain provisions restricting the ownership and transfer of Depositary Shares. Such restrictions will be described in the applicable Prospectus Supplement.

  MISCELLANEOUS

     The Depositary will forward all reports and communications from Vornado which are delivered to the Depositary and which Vornado is required or otherwise determines to furnish to the holders of the Preferred Shares.

     Neither the Depositary nor Vornado will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Vornado and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON SHARES

     As of November 15, 1997, 69,229,079 Common Shares were issued and outstanding and no Excess Shares were issued and outstanding. The Common Shares of Vornado are listed on the NYSE under the symbol "VNO".

     The holders of Common Shares are entitled to receive dividends when, if and as authorized by the Board of Trustees of Vornado out of assets legally available therefor, provided that if any Preferred Shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including purchases of Common Shares) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding Preferred Shares.

     The holders of Common Shares are entitled to one vote for each share on all matters voted on by shareholders, including elections of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election. The holders of Common Shares do not have any conversion, redemption or preemptive rights to subscribe to any securities of the Company. In the event of the dissolution, liquidation or winding up of Vornado, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any Preferred Shares then outstanding.

     The Common Shares have equal dividend, distribution, liquidation and other rights, and shall have no preference, appraisal or exchange rights. All outstanding shares of Common Shares are, and any Common Shares offered by a Prospectus Supplement, upon issuance, will be, fully paid and non-assessable.

     The transfer agent for the Common Shares is First Union National Bank, Charlotte, North Carolina.

  RESTRICTIONS ON OWNERSHIP

     The Declaration of Trust contains a number of provisions which restrict the ownership and transfer of shares and which are designed to safeguard Vornado against an inadvertent loss of its REIT status. The Declaration of Trust contains a limitation that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code, more than a specified percentage of the outstanding Common Shares (the "Common Shares Beneficial Ownership Limit"). The Common Shares Beneficial Ownership Limit was initially set at 2.0% of the outstanding Common Shares. The Board of Trustees subsequently adopted a resolution raising the Common Shares Beneficial Ownership Limit from 2.0% to 6.7% of the outstanding Common Shares. The shareholders who owned, under the applicable attribution rules of the Code, more than 6.7% of the Common Shares immediately after the merger of Vornado, Inc. into Vornado in May 1993 (the "Merger") may continue to do so and may acquire additional Common Shares through stock option and similar plans or from other shareholders who owned, under the applicable attribution rules of the Code, more than 6.7% of the Common Shares immediately after the Merger, subject to the restriction that Common Shares cannot be transferred if, as a result, more than 50% in value of the outstanding shares of Vornado would be owned by five or fewer individuals. While such shareholders are not generally permitted to acquire additional Common Shares from any other source, such shareholders may acquire additional Common Shares from any source in the event that additional Common Shares are issued by Vornado, up to the percentage held by them immediately prior to such issuance.

     Shareholders should be aware that events other than a purchase or other transfer of Common Shares can result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit. For instance, if two shareholders, each of whom owns, under the applicable attribution rules of the Code, 3.5% of the outstanding Common Shares, were to marry, then after their marriage both shareholders would own, under the applicable attribution rules of the Code, 7.0% of the outstanding Common Shares, which is in excess of the Common Shares Beneficial Ownership Limit. Similarly, if a shareholder who owns, under the applicable attribution rules of the Code, 4.9% of the outstanding Common Shares were to purchase a 50% interest in a corporation which owns

4.8% of the outstanding Common Shares, then the shareholder would own, under the applicable attribution rules of the Code, 7.3% of the outstanding Common Shares. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. Therefore, in order to ensure that rental income of the Company will not be treated as nonqualifying income under the rule described above, and thus to ensure that there will not be an inadvertent loss of REIT status as a result of the ownership of shares of a tenant, or a person that holds an interest in a tenant, the Declaration of Trust also contains an ownership limit that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code (which are different from those applicable with respect to the Common Shares Beneficial Ownership Limit), more than 9.9% of the outstanding shares of any class (the "Constructive Ownership Limit"). The shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger generally are not subject to the Constructive Ownership Limit. Subject to an exception for tenants and subtenants from whom the REIT receives, directly or indirectly, rental income that is not in excess of a specified threshold, the Declaration of Trust also contains restrictions that are designed to ensure that the shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger will not, in the aggregate, own an interest in a tenant or subtenant of the REIT of sufficient magnitude to cause rental income received, directly or indirectly, by the REIT from such tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy.

     Shareholders should be aware that events other than a purchase or other transfer of shares can result in ownership, under the applicable attribution rules of the Code, of shares in excess of the Constructive Ownership Limit. As the attribution rules that apply with respect to the Constructive Ownership Limit differ from those that apply with respect to the Common Shares Beneficial Ownership Limit, the events other than a purchase or other transfer of shares which can result in share ownership in excess of the Constructive Ownership Limit can differ from those which can result in share ownership in excess of the Common Shares Beneficial Ownership Limit. Shareholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     The Declaration of Trust provides that a transfer of Common Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of the Company to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Common Shares. In addition, the Declaration of Trust provides that Common Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for Excess Shares that will be transferred, by operation of law, to Vornado as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, Excess Shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by Vornado. Any dividends or distributions received by the purported transferee or other purported holder of such Excess Shares prior to the discovery by Vornado of the automatic exchange for Excess Shares shall be repaid to Vornado upon demand.

     If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Shares, only a person whose ownership of the shares will not violate the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the Excess Shares will be automatically exchanged for Common Shares. The Declaration of

Trust contains provisions designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Common Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to Vornado. The Declaration of Trust provides that Vornado, or its designee, may purchase any Excess Shares that have been automatically exchanged for Common Shares as a result of a purported transfer or other event. The price at which Vornado, or its designee, may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of the Common Shares exchanged on the date of the automatic exchange for Excess Shares and
(ii) the market price of the Common Shares exchanged for such Excess Shares on the date that Vornado accepts the deemed offer to sell such Excess Shares. Vornado's purchase right with respect to Excess Shares shall exist for 90 days, beginning on the date that the automatic exchange for Excess Shares occurred or, if Vornado did not receive a notice concerning the purported transfer that resulted in the automatic exchange for Excess Shares, the date that the Board of Trustees determines in good faith that an exchange for Excess Shares has occurred.

     The Board of Trustees of Vornado may exempt certain persons from the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, including the limitations applicable to holders who owned in excess of 6.7% of the Common Shares immediately after the Merger, if evidence satisfactory to the Board of Trustees is presented showing that such exemption will not jeopardize Vornado's status as a REIT under the Code. As a condition of such exemption, the Board of Trustees may require a ruling from the IRS and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of Vornado.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of Vornado to attempt to qualify, or to continue to qualify, as a REIT.

     All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2.0% of the outstanding Common Shares must give a written notice to Vornado containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company such information as Vornado may request, in good faith, in order to determine Vornado's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

     The ownership restrictions described above may have the effect of precluding acquisition of control of Vornado unless the Board of Trustees determines that maintenance of REIT status is no longer in the best interests of Vornado.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the taxation of Vornado and the material Federal income tax consequences to holders of the Securities is for general information only, and is not tax advice. The tax treatment of a holder of Securities will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold Securities as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including dealers in securities or currencies, traders in securities that elect to mark-to-market, banks, tax-exempt organizations, life insurance companies, persons that hold Securities that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar) subject to special treatment under the Federal income tax laws. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE IN THEIR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

TAXATION OF THE COMPANY AS A REIT

  GENERAL

     In the opinion of Sullivan & Cromwell, commencing with its taxable year ended December 31, 1993, Vornado has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Vornado's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. In providing its opinion, Sullivan & Cromwell is relying upon (i) representations received from Vornado and (ii) an opinion of Shearman & Sterling as to the qualification of Alexander's as a REIT. In providing its opinion to the effect that, commencing with Alexander's taxable year ending December 31, 1995, Alexander's has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Alexander's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, Shearman & Sterling is in turn relying upon representations received from Alexander's. The qualification and taxation of Vornado and Alexander's as REITs depends upon their ability to meet, through actual annual operating results, distribution levels, stock ownership requirements and the various qualification tests imposed under the Code. Accordingly, while Vornado intends to continue to qualify to be taxed as a REIT, no assurance can be given that the actual results of Vornado's or Alexander's operations for any particular year will satisfy such requirements. Neither Sullivan & Cromwell nor Shearman & Sterling will monitor the compliance of the Company or Alexander's with the requirements for REIT qualification on an ongoing basis.

     The sections of the Code applicable to REITs are highly technical and complex. The material aspects thereof are summarized below.

     As a REIT, Vornado generally will not be subject to Federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, Vornado will be subject to federal income tax as follows. First, Vornado will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, Vornado may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Vornado has
(i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Vornado has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Vornado should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Vornado fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect Vornado's profitability. Sixth, if Vornado should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Vornado would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which Vornado qualified as a REIT, Vornado recognizes gain on the disposition of any asset held by Vornado as of the beginning of the Recognition Period, then, to the extent of the excess of (a) fair market value of such asset as of the beginning of the Recognition Period over (b) Vornado's adjusted basis in such asset as of the beginning of the Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury regulations that have not been promulgated; provided, however, that Vornado shall not be subject to tax on recognized Built-in Gain with respect to assets held as of the first day of the Recognition Period to the extent that the aggregate amount of such recognized Built-in Gain exceeds the net aggregate amount of Vornado's unrealized Built-in Gain as of the first day of the Recognition Period. Eighth, if Vornado acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of Vornado is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Vornado recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by Vornado, then, pursuant to the Treasury regulations that have not yet been issued and to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate.

  REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     Vornado has satisfied conditions (1) through (5) and believes that it has also satisfied condition (6). In addition, Vornado's Declaration of Trust provides for restrictions regarding the ownership and transfer of Vornado's shares of beneficial interest, which restrictions are intended to assist Vornado in continuing to satisfy the share ownership requirements described in (5) and
(6) above. The ownership and transfer restrictions pertaining to the Preferred Shares and the Common Shares are described above under the headings "Description of Shares of Beneficial Interest -- Description of Preferred
Shares -- Restrictions on Ownership" and "Description of Shares of Beneficial Interest -- Description of Common Shares -- Restrictions on Ownership."

     Vornado owns a number of wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, Vornado's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of Vornado. Vornado believes that all of its wholly-owned subsidiaries are "qualified REIT subsidiaries."

     In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Vornado's proportionate share of the assets, liabilities and items of income of any partnership in which Vornado is a partner, including the Operating Partnership, will be treated as assets, liabilities and items of income of Vornado for purposes of applying the requirements described herein. Thus, actions taken by partnerships in which Vornado owns an interest either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect Vornado's ability to satisfy the REIT income and assets tests and the determination of whether Vornado has net income from "prohibited transactions".

     INCOME TESTS. In order to maintain its qualification as a REIT, Vornado annually must satisfy three gross income requirements. First, at least 75% of Vornado's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" -- which term generally includes expenses of Vornado that are paid or reimbursed by tenants) or from certain types of temporary investments. Second, at least 95% of Vornado's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for its taxable years before 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of Vornado's gross income (including gross income from prohibited transactions) for each such taxable year.

     Rents received by Vornado will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that Vornado may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not considered "rendered to the occupant" of the property. Vornado does not derive significant rents from Related Party Tenants, and Vornado does not and will not derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). Vornado directly performs services for certain of its tenants. Vornado does not believe that the provision of such services will cause its gross income attributable to such tenants to fail to be treated as "rents from real property." For taxable years of Vornado beginning after August 5, 1997, if Vornado provides services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received or accrued by Vornado for any such services will not be treated as "rents from real property" for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as "rents from real property" unless the amounts received in respect of such services, together with amounts received for certain management services, exceeds 1% of all amounts received or accrued by Vornado during the taxable year with respect to such property. Under the literal wording of Section 856 of the Code, if the 1% threshold is exceeded, then all amounts received or accrued by Vornado with respect to the property will not qualify as "rents from real property", even if the impermissible services are provided to some, but not all, of the tenants of the property.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If Vornado fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if Vornado's failure to meet such tests was due to reasonable cause and not due to willful neglect, Vornado attaches a schedule of the sources of its income to its Federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Vornado would be entitled to the benefit of these relief provisions. As discussed above under "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess income.

     ASSET TESTS. Vornado, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Vornado's total assets must be represented by real estate assets (including (i) real estate assets held by Vornado's qualified REIT subsidiaries and Vornado's allocable share of real estate assets held by partnerships in which Vornado owns an interest, (ii) for a period of one year from the date of Vornado's receipt of proceeds of an offering of its shares of beneficial interest or long-term (at least five years) debt, stock or debt instruments purchased with such proceeds and (iii) stock issued by another
REIT), cash, cash items and government securities. Second, not more than 25% of Vornado's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities (other than securities issued by another
REIT) owned by Vornado may not exceed 5% of the value of Vornado's total assets and Vornado may not own more than 10% of any one issuer's outstanding voting securities.

     Since March 2, 1995, Vornado has owned more than 10% of the voting securities of Alexander's. Since April of 1997, Vornado's ownership of Alexander's has been through the Operating Partnership rather than direct. Vornado's ownership interest in Alexander's will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Alexander's qualified as a REIT for each of taxable years beginning with its taxable year ending December 31, 1995 and continues to so qualify. In the opinion of Shearman & Sterling, commencing with Alexander's taxable year ended December 31, 1995, Alexander's has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In providing its opinion, Shearman & Sterling is relying upon representations received from Alexander's.

     Since April of 1997 Vornado has also owned, through the Operating Partnership, more than 10% of the voting securities of Two Penn Plaza REIT, Inc. ("Two Penn REIT"). Vornado's indirect ownership interest in Two Penn REIT will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Two Penn REIT qualifies as a REIT for its first taxable year and each taxable year thereafter. Vornado believes that Two Penn REIT will also qualify.

     In order to ensure compliance with the 95% gross income test described above, Vornado transferred certain contract rights and obligations to VMC, a New Jersey corporation, in return for all of VMC's nonvoting preferred stock (the "Nonvoting Stock"). Since April of 1997, the Nonvoting Stock has been held by the Operating Partnership. The Nonvoting Stock entitles the holder thereof to 95% of the dividends paid by VMC. Vornado does not believe that its indirect ownership of the Nonvoting Stock will adversely affect its ability to satisfy the asset tests described above.

     Vornado also owns, through the Operating Partnership, nonvoting shares in a number of corporations. Vornado does not believe that the characteristics or value of such shares will cause Vornado to fail to satisfy the REIT asset tests described above.

     ANNUAL DISTRIBUTION REQUIREMENTS. Vornado, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of Vornado's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and Vornado's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property minus (B) the sum of certain items of non-cash income. In addition, if Vornado disposes of any asset during its Recognition Period, Vornado will be required, pursuant to Treasury regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Vornado timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Vornado does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if Vornado should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Vornado would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Vornado intends to satisfy the annual distribution requirements.

     It is possible that Vornado, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of Vornado. In the event that such timing differences occur, in order to meet the 95% distribution requirement, Vornado may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, Vornado may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Vornado's deduction for dividends paid for the earlier year. Thus, Vornado may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Vornado will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

     If Vornado fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Vornado will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Vornado fails to qualify will not be deductible by Vornado nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Vornado will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Vornado would be entitled to such statutory relief.

TAXATION OF HOLDERS OF DEBT SECURITIES

     As used herein, the term "U.S. Holder" means a holder of a Debt Security who (for United States Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate, the income of which is subject to United States federal income tax without regard to its source or (iv) a Trust if a court within the United States is able to exercise primary supervision over the administration of the Trust and one or more United States persons have the authority to control all substantial decisions of the Trust and "U.S. Alien Holder" means a holder of a Debt Security who (for United States Federal income tax purposes) is (i) a nonresident alien individual or
(ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States Federal income tax on a net income basis in respect of income or gain from the Debt Security.

  U.S. HOLDERS

     PAYMENTS OF INTEREST. Interest on a Debt Security will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the U.S. Holder's method of accounting for tax purposes.

     PURCHASE, SALE AND RETIREMENT OF THE DEBT SECURITIES. A U.S. Holder's tax basis in a Debt Security will generally be its U.S. dollar cost.

     A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and the U.S. Holder's tax basis in the Debt Security. Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss, will be long-term capital gain or loss if the Debt Security was held for more than one year and may be eligible for a reduced rate of tax if the Debt Security was held for more than 18 months and in certain other circumstances.

  U.S. ALIEN HOLDERS

     This discussion assumes that the Debt Security is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

     Under present United States Federal income and estate tax law, and subject to the discussion of backup withholding below:

          (i) payments of principal, premium (if any) and interest by the Operating Partnership or any of its paying agents to any holder of a Debt Security that is a U.S. Alien Holder will not be subject to United States Federal withholding tax if, in the case of interest (a) the beneficial owner of the Debt Security does not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnership, (b) the beneficial owner of the Debt Security is not a controlled foreign corporation that is related to the Operating Partnership through stock ownership, and (c) either (A) the beneficial owner of the Debt Security certifies to the Operating Partnership or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address or
     (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debt Security certifies to the Operating Partnership or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (ii) a U.S. Alien Holder of a Debt Security will not be subject to United States Federal withholding tax on any gain realized on the sale or exchange of a Debt Security; and

          (iii) a Debt Security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States Federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the capital or profits interest in the Operating Partnerships and (b) the income on the Debt Security would not have been effectively connected with a United States trade or business of the individual at the time of the individual's death.

     The Internal Revenue Service has adopted regulations (the "Withholding Regulations") that provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Withholding Regulations also require, in the case of Debt Securities held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than the partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule applies in the case of tiered partnerships. The Withholding Regulations are effective for payments made after December 31, 1998.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. HOLDERS. In general, information reporting requirements will apply to payments of principal, any premium and interest on a Debt Security and the proceeds of the sale of a Debt Security before maturity within the United States to non-corporate U.S. Holders, and "backup withholding" at a rate of 31% will apply to such payments if the U.S. Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

     U.S. ALIEN HOLDERS. Information reporting and backup withholding will not apply to payments of principal, premium (if any) and interest made by the Operating Partnership or a paying agent to a U.S. Alien Holder on a Debt Security if the certification described in clause (i)(c) under "U.S. Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a U.S. person. See the discussion of Withholding Regulations under "U.S. Alien Holders" above. The Operating Partnership or a paying agent, however, may report (on Internal Revenue Form 1042-S) payments of interest on the Debt Securities.

     Payments of the proceeds from the sale by a U.S. Alien Holder of a Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for United States Federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Debt Security to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     The applicable Prospectus Supplement will contain a discussion of any special United States Federal income tax rules with respect to Debt Securities that are issued at a discount or premium or as a unit with other Securities, have a maturity of one year or less, provide for conversion rights, contingent payments, early redemption or payments that are denominated in or determined by reference to a currency other than the U.S. dollar or otherwise subject to special United States Federal income tax rules.

TAXATION OF HOLDERS OF COMMON SHARES OR PREFERRED SHARES

  U.S. SHAREHOLDERS

     As used herein, the term "U.S. Shareholder" means a holder of Common Shares or Preferred Shares ("Shares") who (for United States Federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any State, or (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust.

     As long as Vornado qualifies as a REIT, distributions made by Vornado out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. Distributions made by Vornado that are properly designated by Vornado as capital gain dividends will be taxable to U.S. Shareholders as gain from the sale of a capital asset held for more than one year (to the extent that they do not exceed Vornado's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held his shares. Thus, subject to certain limitations, capital gains dividends received by an individual U.S. Shareholder may be eligible for 20%, 25%, or 28% capital gains rates of taxation. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that Vornado makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his shares taxable as capital gains (provided that the Shares have been held as a capital asset). For purposes of determining the portion of distributions on separate classes of Shares that will be treated as dividends for Federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Preferred Shares before being allocated to other distributions. Dividends authorized by Vornado in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Vornado and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Vornado on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of Vornado.

     For taxable years of the Company beginning after August 5, 1997, U.S. Shareholders holding Shares at the close of Vornado's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of Vornado's taxable year falls, such amount as Vornado may designate in a written notice mailed to its shareholders. Vornado may not designate amounts in excess of Vornado's undistributed net capital gain for the taxable year. Each U.S. Shareholder required to include such a designated amount in determining such shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by Vornado in respect of such undistributed net capital gains. U.S. Shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have paid by such shareholders. U.S. Shareholders will increase their basis in their Shares by the difference between the amount of such includible gains and the tax deemed paid by the shareholder in respect of such gains.

     Distributions made by Vornado and gain arising from the sale or exchange by a U.S. Shareholder of Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain.

     Upon any sale or other disposition of Shares, a U.S. Shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the Shares for tax purposes. Such gain or loss will be capital gain or loss if the Shares have been held by the U.S. Shareholder as a capital asset, will be long-term gain or loss if such Shares have been held for more than one year Long-term capital gain of an individual U.S. Shareholder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and a maximum tax rate of 20% in respect of property held in excess of 18 months. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of shares of Vornado that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from Vornado which were required to be treated as long-term capital gains.

     BACKUP WITHHOLDING. Vornado will report to its U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide Vornado with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Vornado may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Vornado.

     TAXATION OF TAX-EXEMPT SHAREHOLDERS. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its Shares as "debt financed property" within the meaning of the Code and such Shares are not otherwise used in a trade or business, the dividend income from Shares will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Shares will not constitute UBTI unless such tax-exempt shareholder has held such Shares as "debt financed property" within the meaning of the Code or has used the Shares in a trade or business.

     For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under Sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code, respectively, income from an investment in Vornado's Shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its Shares. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as UBTI to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the equity interests in the REIT. Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts".

     A REIT is a "pension-held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself) and (ii) either (A) at least one qualified trust holds more than 25% (by value) of the interests in the REIT or (B) one or more qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as though the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. Vornado does not expect to be classified as a "pension-held REIT".

     Tax-exempt entities will be subject to the rules described above, under the heading "-- U.S. Shareholders" concerning the inclusion of Vornado's designated undistributed net capital gains in the income of its shareholders. Thus, such entities will be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

  NON-U.S. SHAREHOLDERS

     The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements.

     ORDINARY DIVIDENDS. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by Vornado of U.S. real property interests (discussed below) and other than distributions designated by Vornado as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of Vornado. Such distributions to Non-U.S. Shareholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to tax at graduated rates in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). Vornado expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Shareholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Vornado or the appropriate withholding agent or (ii) the Non-U.S. Shareholder files an IRS Form 4224 (or a successor form) with Vornado or the appropriate withholding agent claiming that the distributions are "effectively connected" income.

     Distributions to a Non-U.S. Shareholder that are designated by Vornado at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by Vornado of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

     RETURN OF CAPITAL. Distributions in excess of current and accumulated earnings and profits of Vornado, which are not treated as attributable to the gain from disposition by Vornado of a U.S. real property interest, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its Shares, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current accumulated earnings and profits of Vornado.

     CAPITAL GAIN DIVIDENDS. For any year in which Vornado qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Vornado of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). Vornado is required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by Vornado as a capital gain dividend. However, if Vornado designates as a capital gain dividend a distribution made prior to the day Vornado actually effects such designation, then (although such distribution may be taxable to a Non-U.S. Shareholder) such distribution is not subject to withholding under FIRPTA; rather, Vornado must effect the 35% FIRPTA withholding from distributions made on and after the date of such designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's U.S. tax liability.

     SALES OF SHARES. Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of Common Shares generally will not be taxed under FIRPTA if Vornado is a "domestically controlled REIT," defined generally as a REIT in respect of which at all times during a specified testing period less than 50% in value of the stock is and was held directly or indirectly by foreign persons. It is currently anticipated that Vornado will continue to be a "domestically controlled REIT," and, therefore, that the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is treated as "effectively connected" with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the

United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

     If Vornado were not a domestically-controlled REIT, a Non-U.S. Shareholder's sale of Shares would be subject to tax under FIRPTA only if the selling Non-U.S. Shareholder owned more than 5% of the class of Shares sold at any time during a specified period (generally the shorter of the period that the Non-U.S. Shareholder owned the Shares sold or the five-year period ending on the date of disposition). If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such Shares would be required to withhold 10% of the gross purchase price.

     TREATY BENEFITS. Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Shareholders that are partnerships or entities that are similarly fiscally transparent for Federal income tax purposes, and persons holding Shares through such entities, may be subject to restrictions on their ability to claim benefits under U.S. tax treaties and should consult a tax advisor.

     Under the Withholding Regulations, however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Withholding Regulations, in the case of Shares held by a foreign partnership,
(x) the certification requirement would generally be applied to the partners in the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Withholding Regulations provide look-through rules in the case of tiered partnerships. The Withholding Regulations are effective for payments made after December 31, 1998.

OTHER TAX CONSEQUENCES

     Vornado and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Vornado and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on an investment in Vornado.

                              PLAN OF DISTRIBUTION

     Vornado and the Operating Partnership may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Vornado's Common Shares being registered hereby may be issued in connection with the exchange of the Debt Securities of the Operating Partnership. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the related Prospectus Supplement. Such underwriters may include Goldman, Sachs & Co., or a group of underwriters represented by firms including Goldman, Sachs & Co. Goldman, Sachs & Co. may also act as agents. Vornado and the Operating Partnership have reserved the right to sell the Securities directly to investors on their own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell the Securities at a fixed price or prices that may be changed or at negotiated prices. Vornado and the Operating Partnership also may, from time to time, authorize dealers, acting as Vornado's or the Operating Partnership's agents, to offer and sell the Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from Vornado or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the

Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by Vornado or the Operating Partnership to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with Vornado or the Operating Partnership, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

     Any Securities issued hereunder (other than Common Shares and Series A Preferred Shares) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Securities are sold by Vornado or the Operating Partnership for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, Vornado, the Operating Partnership and certain of their affiliates in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Prospectus by reference from Vornado's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, the Balance Sheet of Vornado Realty L.P. as at April 14, 1997 incorporated by reference in this Prospectus from Vornado Realty L.P.'s Registration Statement on Form 10 filed with the Commission on June 12, 1997, as amended, the combined statement of revenues and certain expenses of Ninety Park Avenue incorporated by reference in this Prospectus from Vornado Realty Trust's Current Report on Form 8K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997 and from Vornado Realty L.P.'s Current Report on Form 8K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, the consolidated financial statements of URS Logistics, Inc. for the year ended December 31, 1996, the statement and revenues and certain expenses of the Montehiedra Town Center for the year ended December 31, 1996, and the statement of revenues and certain expenses of the Riese Properties for the year ended April 30, 1997, all incorporated by reference in this Prospectus from Vornado Realty Trust's Current Report on Form 8-K, dated September 22, 1997 and filed with the Commission on October 8, 1997 and from Vornado Realty L.P.'s Current Report on Form 8-K, dated September 22, 1997 and filed with the Commission on October 8, 1997, and the statement of revenues and certain expenses of One Penn Plaza for the year ended December 31, 1996, the statement of revenues and certain expenses of 150 East 58th Street for the year ended December 31, 1996, and the statement of revenues and certain expenses of 640 Fifth Avenue for the year ended December 31, 1996, all incorporated by reference in this Prospectus from Vornado Realty Trust's Current Report on Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998 and from Vornado Realty L.P.'s Current Report on Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of 866 U.N. Plaza Associates LLC; the combined financial statements of M Eleven Associates, M393 Associates and Eleven Penn Plaza Company; the financial statements of Two

Penn Plaza Associates L.P.; the financial statements of 1740 Broadway Associates, L.P.; and the financial statements of B&B Park Avenue L.P., all incorporated herein by reference from Vornado's Current Report on Form 8-K, dated March 12, 1997, as amended by Vornado's Current Report on Form 8-K/A, dated March 12, 1997, and the combined financial statements of the Mendik Predecessors incorporated by reference herein from the Vornado Realty L.P. Registration Statement on Form 10 filed with the Commission on June 12, 1997, as amended, have been audited by Friedman Alpren & Green LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Two Park Company, a New York general partnership, as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, incorporated herein by reference from Vornado's Current Report on Form 8-K, dated March 12, 1997, as amended by Vornado's Current Report on Form 8-K/A, dated March 12, 1997 and filed with the Commission on April 1, 1997 and the consolidated balance sheets of Americold Corporation as of the last day of February 1996 and 1997, and the related consolidated statements of operations, common stockholders' deficit and cash flows for each of the years in the three-year period ended the last day of February 1997, incorporated by reference in this Prospectus from Vornado Realty Trust's Current Report on Form 8-K, dated September 22, 1997 and filed with the Commission on October 8, 1997, and from Vornado Realty L.P.'s Current Report on Form 8-K, dated September 22, 1997 and filed with the Commission on October 8, 1997, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The statement of Revenue and Certain Expenses of Green Acres Mall and the Plaza at Green Acres for the year ended December 31, 1996 incorporated by reference in this Prospectus and elsewhere in the Registration Statement from Vornado Realty Trust's Current Report on Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997 and from Vornado Realty L.P.'s Current Report on Form 8-K/A, dated August 21, 1997 and filed with the Commission on September 11, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined statement of revenue and certain operating expenses of The Merchandise Mart Group of Properties for the year ended December 31, 1996 incorporated by reference in this Prospectus and elsewhere in the Registration Statement from Vornado Realty Trust's Current Report on Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998 and from Vornado Realty L.P.'s Current Report on Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the auhtority of said firm as experts in giving said reports.

                           VALIDITY OF THE SECURITIES

     The validity of any Debt Securities issued hereunder will be passed upon for the Operating Partnership and the validity of any Depositary Shares issued hereunder will be passed upon for Vornado by Sullivan & Cromwell, New York, New York, counsel to Vornado and the Operating Partnership, and the validity of any Preferred Shares or Common Shares issued hereunder will be passed upon for Vornado by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, counsel to Vornado. The validity of any Securities issued hereunder will be passed upon for any underwriters by the counsel named in the applicable Prospectus Supplement.

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                                3,000,000 SHARES

                                 [VORNADO LOGO]

              8.5% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)

                ------------------------------------------------

                             PROSPECTUS SUPPLEMENT
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                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER

                            PAINEWEBBER INCORPORATED

                             PRUDENTIAL SECURITIES

                              SALOMON SMITH BARNEY

                                 MARCH 12, 1999

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